SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made effective the 28th day of April 2021.

AMONG:

ASTRO AEROSPACE LTD.,

a corporation existing under the laws of the State of Nevada, having a registered office at 320 W. Main Street, Lewisville, Texas, 75057

(hereinafter referred to as the “Purchaser”)

- and -

HORIZON AIRCRAFT INC.,

a corporation existing under the laws of the Province of Ontario, having a registered office at 100 King Street West, Suite 6600, 1 First Canadian Place, Toronto Ontario, M5X 1B8

(hereinafter referred to as “Horizon”)

-and-

The shareholders of Horizon listed in the attached Schedule “A” (which shareholders, together, if applicable, with all New Horizon Shareholders, hereinafter collectively referred to as, the “Horizon Shareholders”, and individually as, a “Horizon Shareholder”)

-and-

The holders of Horizon Options listed in the attached Schedule “A” (hereinafter collectively referred to as, the “Horizon Optionholders”, and individually as, a “Horizon Optionholder”)

WHEREAS:

A.

The Horizon Shareholders are the legal and beneficial owner of all the issued and outstanding Horizon Shares.

B.

The Purchaser has agreed to purchase from the Horizon Shareholders all of the issued and outstanding Horizon Shares, in exchange for the issue of 5,000,000 Astro Common Shares to the Horizon Shareholders, upon the terms and conditions set forth in this Agreement (the “Transaction”), such that the Purchaser will, upon Closing (as defined herein), be the sole direct or indirect shareholder of Horizon.

C.

The Horizon Shareholders have agreed to the Transaction.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants and agreements herein contained, the parties covenant and agree as follows:

ARTICLE I

INTERPRETATION

I.1

Definitions

In this Agreement, unless otherwise defined, capitalized words and terms shall have the following meanings:

(1)

 “affiliate” has the meaning ascribed to such term in the Securities Act (Ontario).

(2)

“Agreement” means this share exchange agreement dated April 28, 2021, together with all schedules, appendices, and exhibits attached hereto, as the same may be supplemented or amended from time to time.

(3)

“Alternative Transaction” means any of the following (and excludes the transactions contemplated by this Agreement): (a) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving Horizon or the Purchaser, as applicable, or any analogous transaction, (b) any acquisition of all or substantially all of the assets of Horizon or the Purchaser, as applicable (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), (c) any acquisition of beneficial ownership of 50% or more of, as applicable, Horizon or the Purchaser’s voting securities in a single transaction or a series of related transactions, (d) any acquisition by Horizon or the Purchaser, as applicable, of any assets or capital stock of another Person (other than acquisitions of capital stock or assets of any other Person that are not, individually or in the aggregate, material to Horizon or the Purchaser, as applicable), or (e) any bona fide proposal to, or public announcement of an intention to, do any of the foregoing on or before the Termination Date.

(4)

“Amalco” means the amalgamated corporation resulting from the Horizon Amalgamation.

(5)

“Applicable Laws” means, in respect of any Person, property, transaction, event or other matter, as applicable, (i) any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty, order, directive, judgment, decree, injunction, decision, ruling, award or writ, domestic or foreign, of any Governmental Authority having jurisdiction applicable to that Person, property, transaction, event or other matter and, (ii) whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having jurisdiction over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(6)

“Additional Astro Warrants” has the meaning set forth in Section 3.04.

(7)

“Astro B.C.” means an unlimited liability corporation to be incorporated by the Purchaser under the laws of British Columbia following the date hereof, which corporation shall be (i) a wholly-owned subsidiary of Astro U.S. Holdco, and (ii) formed as a numbered company under a name determined and designated by the Registrar of Companies for the Province of British Columbia.

(8)

“Astro Common Shares” means the common shares with par value of $0.001 per share in the capital of the Purchaser.

(9)

 “Astro Stakeholders” means Bruce Bent, being a material stakeholder of Astro, and any affiliate of Bruce Bent that is a shareholder of Astro.

(10)

“Astro U.S. Holdco” has the meaning set forth in Section 3.01(2)(i).

(11)

“Authorizations” means, collectively, all consents, licenses, registrations, permits, authorizations, permissions, assignments, orders, approvals, clearances, waivers, certificates, and declarations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, whether domestic or foreign, or pursuant to any requirement under Applicable Laws.

(12)

“Books and Records” means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information

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in any form whatsoever (including written, printed, electronic or computer printout form) relating to a corporation and its business.

(13)

“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the Province of Ontario.

(14)

“Closing” means the completion of the Transaction in accordance with the terms and conditions of this Agreement.

(15)

“Closing Astro Shares” has the meaning set forth in Section 3.01(2)(ii).

(16)

“Closing Date” means the date of Closing, which shall be the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transaction (other than conditions that are satisfied with respect to actions the respective parties will take at the Closing itself), or such other earlier or later date as the Purchaser and Horizon may mutually determine.

(17)

“Consideration Shares” means, collectively, the Payment Shares and the Earn-Out Shares.

(18)

“Constating Documents” means, with respect to any Person, as applicable, its articles and/or certificate of incorporation, notice of articles, articles of amendment, articles of amalgamation or continuance, memorandum of association, charter, by-laws, declaration of trust and other constating documents (in the case of a trust), partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s equity interests, all as in effect from time to time.

(19)

“Contracts” (individually, a “Contract”) means all written or oral outstanding contracts and agreements, leases (including the real property leases), third-party licenses, insurance policies, deeds, indentures, instruments, entitlements, commitments, undertakings and orders made by or to which a party is bound or under which a party has, or will have, any rights or obligations and includes rights to use, franchises, license and sub-licenses agreements and agreements for the purchase and sale of assets or shares.

(20)

“Corporate Records” means the corporate records of a corporation, including (i) its articles, notice of articles or other constating documents, any unanimous shareholder agreement and any amendments thereto, (ii) all minutes of meetings and resolutions of Horizon, directors and any committee thereof, (iii) the share certificate books, register of shareholders, register of transfers and registers of directors and officers, and (iv) all accounting records.

(21)

“disclosed” means, (i) in the case of the Horizon and the Horizon Shareholders, fairly disclosed in writing to the Purchaser prior to the date of this Agreement (with sufficient details to identify the nature and scope of the matter disclosed), and (ii) in the case of the Purchaser, fairly disclosed in writing to Horizon prior to the date of this Agreement (with sufficient details to identify the nature and scope of the matter disclosed).

(22)

“Earn-Out Shares” has the meaning set forth in Section 2.03.

(23)

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the U.S. Securities Exchange Commission.

(24)

“Environmental Laws” means all Applicable Laws relating to the environment, including, but not limited to, those pertaining to (i) the reclamation or restoration of properties, (ii) the abatement of pollution, (iii) the protection of the environment or wildlife, including endangered species, (iv) public safety with respect to environmental hazards, (v) the protection of cultural or historic resources, (vi) the management, treatment, storage, disposal or control of, or exposure to, any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws (such substances and materials collectively referred to in this definition as, “Hazardous Substances”), (vii) the release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, including ambient air, surface water and groundwater, (viii) the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances.

(25)

“Escrow Agent” means Gowling WLG (Canada) LLP or such other Person as may be mutually agreed upon and duly appointed by the Purchaser and Horizon, each acting reasonably, as escrow agent pursuant to the Escrow Agreement.

(26)

“Escrow Agreement” means the escrow agreement in the form attached hereto as Schedule “G”, to be entered into at the Time of Closing by the Purchaser, E. Brandon Robinson, and the Escrow Agent.

(27)

“Governmental Authority” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board or agency, whether domestic or foreign, or (b) regulatory authority, including any securities commission, or stock exchange.

(28)

“Horizon” has the meaning ascribed to such term on page 1 of this Agreement, provided however that, notwithstanding anything to the contrary, following the completion of the Horizon Amalgamation, all references to “Horizon” shall be references to Amalco, mutatis mutandis, including, for greater certainty but without limitation, for the purposes of the representations, warranties, and covenants of Horizon set forth in this Agreement.

(29)

 “Horizon Amalgamation” has the meaning set forth in Section 3.01(1)(i).

(30)

 “Horizon Data Room” means the internet-based data room established by or on behalf of Horizon and made available to the Purchaser and its advisors prior to 11:59 p.m. on April 27, 2021, and hosted by Dropbox.

(31)

“Horizon Data Room Information” means all information, books, maps, records, reports, files, data, interpretations, papers and other records or documents relating to Horizon, the Horizon Shareholders, and their respective subsidiaries or businesses and affairs in the Horizon Data Room.

(32)

“Horizon Disclosure Letter” means the disclosure letter dated as of the Closing Date (and addressed to the Purchaser) delivered by Horizon to the Purchaser concurrently with the execution of this Agreement.

(33)

“Horizon Equity Plan” means the equity incentive plan of Horizon dated December 16, 2013, as amended from time to time.

(34)

“Horizon Financial Statements” has the meaning set forth in Section 6.03(12)(a).

(35)

“Horizon Material Contracts” means, collectively, all Contracts and other obligations or rights (and all amendments, modifications and supplements thereto) to which Horizon is a party or by which its assets, rights and properties are bound that are material to the business or assets of Horizon, including, all Contracts listed in the Horizon Disclosure Letter or made available in the Horizon Data Room.

(36)

“Horizon Reorganization” has the meaning set forth in Section 3.01.

(37)

 “Horizon SH Agreement” means the unanimous shareholders agreement dated December 16, 2013, and entered into by and between E. Brian Robinson, E. Brandon Robinson, Robert Blair

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Robinson, Michael Lush, Stewart Lee, Gurcharan Bhogal, Ecomm Link Ltd., and Horizon, as amended from time to time.

(38)

“Horizon Shareholder Consent Agreement” means the consent and adhesion agreement to be entered into by and between the Purchaser, Horizon, and each New Horizon Securityholder, if applicable, by the Time of Closing, substantially in a form to be determined by the Purchaser, acting reasonably.

(39)

“Horizon Shareholder” and “Horizon Shareholders” have the respective meaning set forth in the first page of this Agreement, and where the context so requires, references to such terms shall include, at the applicable time, Horizon Optionholders who have exercised Horizon Options in accordance with the Horizon Equity Plan.

(40)

“Horizon Shares” means, collectively, the Voting A Common Shares, the Non-Voting Common Shares, and the Voting B Common Shares.

(41)

“Horizon Options” means the incentive stock options of Horizon, issued pursuant to the Horizon Equity Plan.

(42)

“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites, databases, telecommunications equipment and facilities and other information technology systems owned, licensed, used or held by a Person.

(43)

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of, and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re- examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor s certificates, petty patents and patent utility models).

(44)

“Investors’ Rights Agreement” means the investors’ rights agreement in the form attached hereto as Schedule “H”, to be entered into at the Time of Closing by the Purchaser, the Horizon Shareholders and the Astro Stakeholders.

(45)

“Lien” means any mortgage, encumbrance, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), claim, mortgage, title retention agreement or arrangement, restrictive covenant, or other encumbrance of any nature, or any other arrangement or condition which, in substance, secures payment, or performance of an obligation.

(46)

“Material Adverse Effect”, when used in connection with the a party, means (i) any change, effect, fact, circumstance or event which, individually or when taken together with any other changes, effects, facts, circumstances or events, would reasonably be expected to be material and adverse to the assets, liabilities, condition (financial or otherwise), business, properties or results of operation of the party and its affiliates (if applicable), taken as a whole, or (ii) a material impairment of or delay in the ability of the parties (or any one of them) to perform their obligations under this Agreement or consummate the Transaction, provided however that, a Material Adverse Effect shall not include (1)

any change, effect, fact, circumstance or event (A) relating to the global economy or financial, securities or commodities markets in general in the world including, without limitation, changes in currency exchange rates or interest rates, or (B) generally affecting the industry within which the party and its subsidiaries (if applicable) are engaged in business, which does not have a materially disproportionate effect on such party and its subsidiaries (if applicable) relative to other comparable Persons operating in the industry in which the party and its subsidiaries (if applicable) are engaged in business, and (2) the impact(s) of the COVID-19 pandemic or other health crisis or public health event, on the business, operations or financial condition of the party and its subsidiaries (if applicable).

(47)

“Material Contract” means, with respect to a Person, any Contract to which such Person is a party and which is material to such Person, including any Contract: (i) the termination of which would have a Material Adverse Effect on such Person, (ii) which would result in payments to or from such Person or its subsidiaries (if any) in excess of $25,000, whether payable in one payment or in successive payments, (iii) relating to the borrowing of money or to capital expenditures, and (iv) not entered into in the Ordinary Course.

(48)

“material fact” shall have the meaning ascribed to it in the Securities Act (Ontario).

(49)

“New Horizon Shareholder” means all Persons that become securityholders of Horizon prior to the Time of Closing.

(50)

“Non-Voting Common Shares” means the non-voting common shares in the capital of Horizon.

(51)

“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person, and (ii) similar in nature to actions customarily taken in the normal day-to-day operations of the businesses of other Persons that are in the same line of business as such Person.

(52)

“Payment Shares” has the meaning set forth in Section 2.02.

(53)

“Person” includes an individual, sole proprietorship, partnership, limited partnership, unincorporated association or organization, unincorporated syndicate, body corporate, trust, trustee, executor, administrator, legal representative of the Crown or any agency or instrumentality thereof.

(54)

“Power Systems” means Horizon Aircraft Power Systems, Inc.

(55)

“Purchaser Data Room” means the internet-based data room established by or on behalf of the Purchaser and made available to Horizon, the Horizon Shareholders, and their respective advisors prior to 11:59 p.m. on April 27, 2021, and hosted by Dropbox.

(56)

“Purchaser Data Room Information” means all information, books, maps, records, reports, files, data, interpretations, papers and other records or documents relating to Purchaser, and their respective subsidiaries or businesses and affairs in the Purchaser Data Room.

(57)

“Purchaser Disclosure Letter” means the disclosure letter dated as of the Closing Date (and addressed to Horizon and the Horizon Shareholders) delivered by the Purchaser to Horizon concurrently with the execution of this Agreement.

(58)

“Purchased Shares” means all of the Horizon Shares purchased by the Purchaser pursuant to this Agreement.

(59)

“Purchaser Financial Statements” has the meaning set forth in Section 6.01(10)(a).

(60)

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“Purchaser Material Contracts” means, collectively, all Contracts and other obligations or rights (and all amendments, modifications and supplements thereto) to which the Purchaser is a party or by which its assets, rights and properties are bound that are material to the business or assets of the Purchaser, including, all Contracts listed in the Purchaser Disclosure Letter or made available in the Purchaser Data Room.

(61)

“Registration” means, as applicable, (i) the qualification, under the Securities Laws of any of the provinces and territories of Canada, of the distribution of registrable securities of the Purchaser to the public in any or all of the provinces and territories of Canada pursuant to a prospectus, and/or (ii) the registration, under the U.S. Securities Act, of the distribution of registrable securities of the Purchaser to the public in the United States pursuant to a Registration Statement.

(62)

 “Registration Statement” means any registration statement of the Purchaser filed under the U.S. Securities Act (including a shelf registration statement) that covers the resale of any registrable securities of the Purchaser pursuant to the provisions of the Investors’ Rights Agreement, any amendments and supplements to such registration statement, all exhibits thereto and all material incorporated by reference into such registration statement.

(63)

“Regulation S” means Regulation S under the U.S. Securities Act.

(64)

“Securities Laws” means the securities legislation having application, the regulations and rules thereunder and all administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted by the applicable securities regulatory authority, all as amended.

(65)

“Series A Astro Shares” means the Series A Convertible Preferred Stock, with par value of $0.0001 per share in the capital of the Purchaser.

(66)

“Series B Astro Shares” means the Series B Convertible Preferred Stock, with par value of $0.001 per share in the capital of the Purchaser.

(67)

“Tax” means any tax, impost, levy, withholding, duty, fee, premium, assessment and other charge of any kind, however denominated and any instalment or advance payment in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Authority, including for greater certainty any income, gain or profit tax (including federal, state, provincial and territorial income tax), payroll and employee withholding tax, employment or payroll tax, unemployment insurance, disability tax, social insurance tax, social security contribution, sales and use tax, consumption tax, customs tax, ad valorem tax, excise tax, goods and services tax, harmonized sales tax, franchise tax, gross receipts tax, capital tax, business license tax, alternative minimum tax, estimated tax, abandoned or unclaimed (escheat) tax, occupation tax, real and personal property tax, stamp tax, environmental tax, transfer tax, severance tax, workers’ compensation, Canada and other government pension plan premium or contribution and other governmental charge, and other obligations of the same or of a similar nature to any of the foregoing, together with any interest, penalties or other additions to tax that may become payable in respect of such tax, and any interest in respect of such interest, penalties and additions whether disputed or not, and “Taxes” has a corresponding meaning.

(68)

“Tax Act” means the Income Tax Act (Canada).

(69)

“Tax Return” means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports and information returns and reports) and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Tax together with all amendments and supplements thereto.

(70)

“Termination Date” means May 31, 2021 or such later date as may be agreed in writing between the Purchaser and Horizon.

(71)

“Time of Closing” means 10:00 a.m. (EST) on the Closing Date, or such other time as the Purchaser and Horizon may mutually determine.

(72)

“Transaction” has the meaning set forth in the recitals of this Agreement.

(73)

“U.S. GAAP” means generally accepted accounting principles in the United States.

(74)

“U.S. Person” has the meaning ascribed to such term in in Regulation S.

(75)

“U.S. Securities Act” means the United States Securities Act of 1933.

(76)

“Voting A Common Shares” means the Voting A Common Shares in the capital of Horizon.

(77)

“Voting B Common Shares” means the Voting B Common Shares in the capital of Horizon.

(78)

“Horizon Optionholder” and “Horizon Optionholders” have the respective meaning set forth in the first page of this Agreement.

I.2

Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of the United States unless otherwise specified.

I.3

Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to an Article, Section or a Schedule or Exhibit refers to the specified Article or Section of, or Schedule or Exhibit to this Agreement.

I.4

Number, etc.

Unless the subject matter or context requires the contrary, (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the use of any gender shall include all genders, and (iii) words importing Persons shall include natural persons, firms, trusts, partnerships and corporations.

I.5

Date for Any Action

In the event that any date on which any action is required or permitted to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

I.6

Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

I.7

Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be U.S. GAAP, approved by the American Institute of Certified Public Accountants or any successor thereto, applicable as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles.

I.8

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Knowledge

(a)

Any reference herein to “the knowledge of the Purchaser” (or similar expressions) will be deemed to mean the actual knowledge of Bruce Bent, Chief Executive Officer of the Purchaser, together with the knowledge such Person would have had if they had conducted a diligent inquiry into the relevant subject matter.

(b)

Any reference herein to “the knowledge of Horizon” (or similar expressions) will be deemed to mean the actual knowledge of E. Brandon Robinson, Chief Executive Officer of Horizon, Stewart Lee, Chief Human Resources Officer of Horizon and Jason O’Neill, Chief Operating Officer of Horizon, together with the knowledge such Person would have had if they had conducted a diligent inquiry into the relevant subject matter.

(c)

Any reference herein to “the knowledge of the Horizon Shareholder” (or similar expressions) will be deemed to mean the actual knowledge of the applicable Horizon Shareholder, together with the knowledge such Person would have had if they had conducted a diligent inquiry into the relevant subject matter; provided however that, in the case where a Horizon Shareholder is a corporation, its knowledge such references will be deemed to mean the actual knowledge of any director or executive officer of such Horizon Shareholder, together with the knowledge such director or executive officer would have had if they had conducted a diligent inquiry into the relevant subject matter.

I.1

Schedules

The following schedules to this Agreement are an integral part of this Agreement:

Schedule

Description

Schedule “A”

Horizon Securityholders

Schedule “B”

Working Prototype Parameters

Schedule “C”

First Year Budget

Schedule “D”

Lock-Up Agreement (Seaview Capital)

Schedule “E”

Lock-Up Agreement (Robinson Family Ventures Inc.)

Schedule “F”

Lock-Up Agreements (Remaining Horizon Shareholders)

Schedule “G”

Escrow Agreement

Schedule “H”

Investors’ Rights Agreement

Schedule “I”

Compensation Share Allocations

Schedule “J”

Additional Astro Warrants

Schedule “K”

Employment Agreements – Summary of Terms

ARTICLE II

PURCHASE AND SALE OF PURCHASED SHARES

Article I

Article II

I.1

Purchase and Sale

(1)

Subject to the terms and conditions hereof, each of the Horizon Shareholders covenants and agrees, on its own behalf, to sell, assign and transfer to the Purchaser, and the Purchaser covenants and agrees to purchase from each of the Horizon Shareholders, the number of Purchased Shares which are beneficially owned by each Horizon Shareholder at the Time of Closing. As of the date of this Agreement, the number of Purchased Shares which are beneficially owned by each Horizon Shareholder is the number set forth opposite the name of such Horizon Shareholder as set out in Schedule “A” attached hereto.

(2)

Each Person who acquires any Horizon Shares or other securities of Horizon following the date hereof (whether by transfer or otherwise), if applicable, shall become, and Horizon hereby agrees and covenants with the Purchaser that it shall cause each such Person to become, a party to, and be bound by, this Agreement by executing and delivering to the Purchaser and Horizon the Horizon Shareholder Consent Agreement. By executing the Horizon Shareholder Consent Agreement, each New Horizon Shareholder shall, for all purposes, be a selling securityholder hereunder and shall agree to sell, assign and transfer to the Purchaser the Horizon Shares held or beneficially owned by such New Horizon Shareholder, in accordance with the provisions of this Agreement.

.2

Purchase Consideration

In consideration for the acquisition of the Horizon Shares, the Purchaser shall issue from treasury to the Horizon Shareholders, pro rata in proportion to their holdings of Purchased Shares at the Time of Closing (or in such other proportions as may be determined by the Horizon Shareholders), the Closing Astro Shares (being, for the avoidance of doubt, an aggregate of 5,000,000 Astro Common Shares), free and clear of any Liens (the “Payment Shares”). To the extent a Horizon Shareholder is to receive a fractional Payment Share, that entitlement shall be rounded up to the nearest whole number and no consideration shall be payable therefor.

.3

Earn-Out Shares

In addition to the Payment Shares described in Section 2.02, the Horizon Shareholders shall be entitled to earn, an aggregate of up to 2,000,000 Astro Common Shares (the “Earn Out Shares”), as follows:

(1)

In the event that Horizon completes the development of a working 1:2 scale test prototype of an eVTOL aircraft (such prototype, the “Working Prototype”) in accordance with the specifications and parameters set forth in Schedule “B-1” attached hereto, and such development is completed (as agreed upon in writing by Horizon and the Purchaser, each acting reasonably) by no later than the twelve (12) month anniversary of the Closing Date (the “First Completion Deadline”), then the Purchaser will issue from treasury within ten (10) Business Days of the First Completion Deadline, (i) to the Horizon Shareholders, pro rata in proportion to their holdings of Purchased Shares at the Time of Closing, an aggregate of 500,000 Earn Out Shares, free and clear of any Liens; and (ii) in an allocation determined E. Brandon Robinson, to any individual (or their designees) serving as senior management of Horizon immediately prior to the Time of Closing, 1,500,000 Earn Out Shares (including up to 300,000 Earn Out Shares to employees other than senior management and/or to third party contractors, consultants and/or advisors), free and clear of any Liens.

(2)

In the event that Horizon completes the development of the Working Prototype in accordance with the specifications and parameters set forth in Schedule “B-2” attached hereto, and such development is completed (as agreed upon in writing by Horizon and the Purchaser, each acting reasonably) during the period beginning on the day following the First Completion Deadline and ending on the eighteen (18) month anniversary of the Closing Date (the “Final Completion Deadline”), then the Purchaser will issue from treasury within ten (10) Business Days of the Final Completion Deadline, (i) to the Horizon Shareholders, pro rata in proportion to their holdings of Purchased Shares at the Time of Closing, an aggregate of 375,000 Earn Out Shares, free and clear of any Liens; and (ii) in an allocation determined E. Brandon Robinson, to any individual (or their designees) serving as senior management of Horizon immediately prior to the Time of Closing, 1,125,000 Earn Out Shares (including up to 225,000 Earn Out Shares to employees other than senior management and/or to third party contractors, consultants and/or advisors), free and clear of any Liens.

(3)

To the extent any recipient is to receive a fractional Earn-Out Share, that entitlement shall be rounded up to the nearest whole number and no consideration shall be payable therefor.

(4)

If Horizon and the Purchaser have not agreed in writing with respect to the completion of the applicable development as of the First Completion Deadline or the Final Completion Deadline, then any party may invoke a right to arbitrate that dispute by delivering written notice to the other party. Such dispute shall be referred to and finally resolved by arbitration under the Commercial Arbitration Rules of the Canadian Arbitration Association; provided, that:

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(i)

The place of the arbitration shall be Toronto, Ontario. All submissions will be in writing and must be made within 30 days of selection of the arbitrator. No oral hearing will be held and all decisions will be rendered based on written submissions, subject to the arbitrator’s discretion to require in-person submissions and/or inspection and testing.

(ii)

There shall be one (1) arbitrator. If the parties to the dispute shall not have agreed on the arbitrator within ten (10) days of the notice referred to above, then each of the parties may (each at their own expense) appoint one (1) arbitrator within an additional ten (10) day period, and such arbitrators shall jointly select and appoint the arbitrator that will decide the applicable dispute (at the losing party’s expense). All arbitrators referred to in this clause (ii) shall have the expertise or experience in the development of aircraft so as to have a bearing on the material factual issues forming the subject matter of the dispute pursuant to this Agreement.

.4

Restrictions on Resale

Each of the Horizon Shareholders acknowledges and agrees as follows:

(1)

The transfer of the Purchased Shares and the issuance of the Payment Shares in exchange therefor, and if applicable, the issuance of the Earn-Out Shares, will be made pursuant to appropriate exemptions (the “Exemptions”) from the formal takeover bid and registration and prospectus (or equivalent) requirements of the Securities Laws, including, pursuant to the take-over bid prospectus exemption found in Section 2.16 of National Instrument 45-106 – Prospectus Exemption.

(2)

As a consequence of acquiring the Consideration Shares pursuant to the Exemptions:

(i)

the Horizon Shareholder will be restricted from using certain of the civil remedies available under the Securities Laws;

(ii)

the Horizon Shareholder may not receive information that might otherwise be required to be provided to the Horizon Shareholder, and the Purchaser is relieved from certain obligations that would otherwise apply under Securities Laws if the Exemptions were not being relied upon by the Purchaser;

(iii)

no securities commission, stock exchange or similar regulatory authority has, or will have, reviewed or passed on the merits of an investment in the Consideration Shares;

(iv)

there is no, and will not be, government or other insurance covering the Consideration Shares; and

(v)

an investment in the Consideration Shares is speculative and of high risk.

(3)

The certificates representing the Consideration Shares will bear such legends as required by the applicable Securities Laws and it is the responsibility of the Horizon Shareholder (and the Purchaser is in no way responsible) to find out what those restrictions are and to comply with them before selling or transferring the Consideration Shares.

(4)

The Horizon Shareholder is knowledgeable of, or has been independently advised as to, the Applicable Laws of the applicable jurisdiction(s) which apply to the sale of the Purchased Shares and the issuance of the Payment Shares in exchange therefor, and if applicable, the issuance of the Earn-Out Shares, and which may impose restrictions on the resale of such Consideration Shares in such jurisdiction(s) and it is the responsibility of the Horizon Shareholder to find out (and the Purchaser is in no way responsible for advising as to) what those resale restrictions are, and to comply with them before selling or transferring the Consideration Shares.

ARTICLE I

ANCILLARY AGREEMENTS

I.1

Corporate Reorganizations

(1)

Subject to terms and conditions of this Agreement, Horizon shall complete a reorganization (the “Horizon Reorganization”) whereunder Horizon shall cause each of the following steps to occur in the following chronological order, with the last step occurring not later than two (2) Business Days prior to the Closing Date:

(i)

Horizon and Power Systems shall complete a statutory horizontal amalgamation (the “Horizon Amalgamation”) under the Business Corporations Act (Ontario) (“OBCA”), with the resulting amalgamated corporation (being, Amalco) having the name “Horizon Aircraft Inc.”, a corporation existing under the OBCA. In connection with the Horizon Amalgamation, all Horizon Options, warrants and other convertible securities of Horizon shall be adjusted in accordance with their terms such that, following completion of the Horizon Amalgamation, each holder of a Horizon Option, or warrant or other convertible security of Horizon shall be entitled to exercise each such security held by such Person to acquire one (1) Class B common share in the capital of Amalco;

(ii)

all Horizon Optionholders, and holders of warrants and other convertible securities of Horizon issued and outstanding shall exercise, in full (or a portion thereof with any balance lapsing and being cancelled to treasury), all such Horizon Options, warrants and other convertible securities of Horizon, to acquire Class B common shares in the capital of Amalco (such that, for the avoidance of doubt, following such exercise, there shall not be issued and outstanding any options, warrants or other convertible securities of Horizon or Amalco);

(iii)

E. Brian Robinson has converted his shareholder loan to Class B common shares by way of loaning the funds to various optionees of Horizon as exercise price proceeds, and as of the Effective Date the shareholder loan to E. Brian Robinson is Nil;

(iv)

Amalco shall be continued from Ontario into the Province of British Columbia under the Business Corporations Act (British Columbia), under the name “Northern Horizon Aircraft Inc.”;

(v)

Amalco shall be converted to an unlimited liability corporation under the Business Corporations Act (British Columbia), under the name “Northern Horizon Aircraft ULC”; and

(vi)

Amalco shall succeed to all obligations and liabilities of Horizon under and pursuant to this Agreement.

(2)

Subject to terms and conditions of this Agreement, the Purchaser shall complete a reorganization (the “Astro Reorganization”) whereunder the Purchaser shall cause each of the following steps to occur in the following chronological order, with the last step occurring not later than two (2) Business Days prior to the Closing Date:

(i)

the Purchaser shall incorporate and register in the United States a “C corporation” (such corporation, “Astro U.S. Holdco”), which shall be governed under the laws of the State of Nevada, and shall be a wholly-owned subsidiary of Astro;

(ii)

the Purchaser shall issue from treasury, and deliver, to Astro U.S. Holdco, as a capital contribution into Astro U.S. Holdco, an aggregate of 5,000,000 Astro Common Shares (the “Closing Astro Shares”);

(iii)

Astro U.S. Holdco shall subscribe for, and Astro B.C. shall transfer to Astro U.S. Holdco, 1,000 common shares in the capital of Astro B.C. (such shares, representing all of the issued and outstanding common shares in the capital of the Astro B.C.), and in consideration therefor, Astro U.S. Holdco shall transfer the Closing Astro Shares to Astro B.C.; and

(iv)

each of Astro U.S. Holdco and Astro B.C. shall attorn to this Agreement and shall be, jointly and severally, responsible for all obligations and liabilities of the Purchaser under and pursuant to this Agreement

I.2

Operating Escrowed Funds

Subject to terms and conditions of this Agreement, at the Time of Closing, the Purchaser shall deliver to the Escrow Agent, in immediately available funds, the aggregate amount of $1,125,000 (the “Operating Escrowed Funds”), of which (i) $375,000 of the Operating Escrowed Funds shall be released immediately to Horizon, and (ii) the remaining $750,000 of the Operating Escrowed Funds shall be held in escrow by the Escrow Agent pursuant to the Escrow Agreement, and released and disbursed to Amalco in accordance with the terms and conditions thereof. Horizon and the Purchaser agree and acknowledge that it is their mutual intention that the Operating Escrowed Funds shall be applied and used by Horizon in strict accordance with the budget attached hereto as Schedule “C” (the “First Year Budget”). Accordingly, Horizon shall deliver to the Purchaser, not later than seven (7) Business Days prior to the date specified for the release of the $750,000 remaining Operating Escrowed Funds pursuant to the Escrow Agreement, written confirmations, setting forth in reasonable detail with sufficient particulars, the purposes for which the portion of the Operating Escrowed Funds released to Horizon as at such date have been applied by Horizon. Absent a bona fide dispute with respect to whether such previously released Operating Escrowed Funds have been used in accordance with the First Year Budget, the Purchaser shall execute and deliver joint instructions to the Escrow Agent to release the remaining Operating Escrowed Funds on or prior to the release date specified in the Escrow Agreement.

I.3

Lock-Up Agreements

On the Closing Date, (i) Seaview Capital shall enter into a lock-up agreement in the form attached as Schedule “D”, (ii) Robinson Family Ventures Inc., being the proposed registered holder of the Consideration Shares issuable to E. Brian Robinson and E. Brandon Robinson pursuant to the terms of this Agreement, shall enter into a lock-up agreement in the form attached as Schedule “E”, and (ii) all Horizon Shareholders other than Robinson Family Ventures Inc. shall enter into a lock-up agreement in the form attached as Schedule “F” (such lock-up agreements, collectively, the “Lock-Up Agreements”), whereby all applicable shareholders will agree not to transfer equity securities of the Purchaser except as expressly provided for in the applicable Lock-Up Agreement.

I.4

Additional Astro Warrants

At the Time of Closing, the Purchaser shall duly allocate, issue, and deliver an aggregate of 5,000,000 common share purchase warrants (the “Additional Astro Warrants”) to the Persons listed in Schedule “J” attached hereto, as indicated therein. Each Additional Astro Warrant shall be exercisable into one (1) Astro Common Share at an exercise price of $4.00 per share (with no cashless exercise option, and subject to customary adjustment for share splits, combinations and similar transactions) and during a three (3) year exercise period (subject to customary acceleration for change of control transactions).

I.5

Registration Exemption

It is the intention of the parties that the issuance of the Consideration Shares to be issued hereunder be exempt from the registration requirements of applicable federal and state Securities Laws of the United States, pursuant to the provisions of Regulation S, and accordingly, each party agrees to abide by all applicable resale restrictions and holding periods imposed by all applicable Securities Laws, and to take such further actions (including the execution and delivery of such further instruments and documents) as any other party may reasonably request with regards to maintaining such exemption.

ARTICLE II

CONDITIONS OF CLOSING

II.1

Mutual Conditions of Closing

The obligations to complete the Transaction are subject to the fulfillment of each of the following conditions on or before the Time of Closing:

(1)

There shall be no action taken under any Applicable Laws by any Governmental Authority that (i) makes it illegal or restrains, enjoins or prohibits the Transaction, (ii) results in a judgment or assessment of damages relating to the Transaction that has a Material Adverse Effect on the Purchaser or Horizon, or (iii) could reasonably be expected to impose any condition or restriction upon the Purchaser or Horizon which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction.

(2)

There shall be no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) enacted, introduced or tabled which, in the opinion of the Purchaser or Horizon, acting reasonably and with the benefit of advice from independent legal counsel, materially adversely affects or is reasonable likely to materially adversely affect the Transaction.

(3)

The parties shall have received all Authorizations and other required regulatory, corporate and third party approvals, if applicable, and be in compliance with all applicable requirements and conditions under Applicable Laws necessary to complete the Transaction.

(4)

Neither the Purchaser nor Horizon shall be subject to any material, unresolved litigation or court proceedings.

(5)

There shall not be any prohibition under Applicable Laws against the completion of the Transaction.

(6)

The Closing Date shall be on or before the Termination Date.

The foregoing conditions precedent are for the benefit of all parties, and any one or more of such conditions may be waived by Horizon (on its own behalf and on behalf of the Horizon Shareholders) or by the Purchaser, in whole or in part, without prejudice to any party’s right to rely on any other condition in favor of any party.

II.2

Conditions of Closing in Favour of the Purchaser

The obligations of the Purchaser to complete the Transaction are subject to the fulfillment of each of the following conditions on or before the Time of Closing:

(1)

Horizon and the Horizon Shareholders shall have tendered all closing deliveries set forth in Sections 5.03 and 5.04, respectively, including delivery of the Purchased Shares, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers or other evidence of authorizing transfer of the Purchased Shares to the Purchaser, in a form acceptable to the Purchaser, acting reasonably.

(2)

Neither Horizon nor any of the Horizon Shareholders shall have violated Section 10.01.

(3)

The representations and warranties of Horizon set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of Horizon to this effect shall have been delivered to the Purchaser.

(4)

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All of the terms, covenants and conditions of this Agreement to be complied with or performed by Horizon at or before the Time of Closing will have been complied with or performed, and a certificate of a senior officer of Horizon to this effect shall have been delivered to the Purchaser.

(5)

The representations and warranties of the Horizon Shareholders set forth in this Agreement shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Time of Closing (and for the avoidance of doubt, the delivery by a Horizon Shareholder of the documents required to be delivered by such Horizon Shareholder pursuant to Section 5.04 shall constitute a reaffirmation and confirmation by such Horizon Shareholder of such representations and warranties).

(6)

All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Horizon Shareholders at or before the Time of Closing will have been complied with or performed (and for the avoidance of doubt, the delivery by a Horizon Shareholder of the documents required to be delivered by such Horizon Shareholder pursuant to Section 5.04 shall constitute a reaffirmation and confirmation by such Horizon Shareholder of such compliance and performance).

(7)

All Authorizations and all consents, assignments, waivers, permits, orders and approvals of all other Persons, including, if applicable, all those party to the Horizon Material Contracts, necessary to conduct the business of Horizon or completion of the Transaction shall have been obtained.

(8)

There shall not be any inquiry or investigation (whether formal or informal) in relation to Horizon or its directors or officers commenced or threatened by any securities commission or regulatory body having jurisdiction, the outcome of which could, in the opinion of the Purchaser, acting reasonably and with the benefit of advice from independent legal counsel, reasonably be expected to have a Material Adverse Effect on Horizon.

(9)

There shall not have been, after the date of this Agreement, any Material Adverse Effect with respect to Horizon.

(10)

Each of E. Brandon Robinson, and Jason O’Neill, each being an executive officer and employee of Horizon as of the date hereof, shall have executed and delivered to the Purchaser an employment agreement, in such form as is mutually acceptable to the Purchaser, E. Brandon Robinson, and Jason O’Neill based upon the term sheets attached hereto as Schedule “K”.

(11)

Except with the prior written consent of the Purchaser, Horizon shall not have (i) completed, or agreed to complete, any acquisition or disposition other than in the Ordinary Course, or (ii) undertaken or completed, or agreed to undertake or complete, any financing of debt or equity securities of Horizon, or any “related party transaction” (within the meaning of applicable Securities Laws).

(12)

Horizon shall not have suffered a loss, impairment, termination, or failure to renew, of any material Authorization.

(13)

All options, warrants and other convertible securities of Horizon issued and outstanding shall have been converted or cancelled, in accordance with Section 3.01(1)(ii).

(14)

The Horizon Shareholders shall have duly executed and delivered to the Purchaser, the applicable Lock-Up Agreements referred to in Section 3.03.

(15)

Horizon shall have taken all such actions as may be necessary to reconstitute the board of directors of Horizon to be comprised of a total of one director as at the Closing, being E. Brandon Robinson.

(16)

The Purchaser shall have received resignations and releases in a form acceptable to the Purchaser, acting reasonably, in favour of Horizon and such other Persons as may be specified by the

Purchaser, acting reasonably, duly executed by each of the directors of Horizon (other than E. Brandon Robinson).

(17)

The Horizon Equity Plan shall have been terminated.

(18)

The Horizon SH Agreement shall have been terminated.

(19)

Schedule “B” - Working Prototype Parameters shall have been settled and finalized by Horizon and the Purchaser, and shall have been duly appended to this Agreement on the Closing Date.

(20)

The Purchaser shall be satisfied with the Horizon Disclosure Letter.

The foregoing conditions precedent are for the benefit of the Purchaser and any one or more of such conditions may be waived by the Purchaser, in whole or in part, without prejudice to the Purchaser’s right to rely on any other condition in favour of the Purchaser.

II.3

Conditions of Closing in Favour of Horizon and the Horizon Shareholders

The obligations of Horizon and the Horizon Shareholders to complete the Transaction are subject to the fulfillment of each of the following conditions on or before the Time of Closing:

(1)

The Purchaser shall have tendered all closing deliveries set forth in Section 5.02, including delivery of the certificates (or Direct Registration System Advices) representing the Payment Shares.

(2)

All Authorizations and all consents, waivers, permits, orders and approvals of all other Persons, including, if applicable, all those party to the Purchaser Material Contracts necessary to permit the completion of the Transaction shall have been obtained.

(3)

The Purchaser shall not have violated Section 10.02.

(4)

The representations and warranties of the Purchaser set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of the Purchaser to this effect shall have been delivered to Horizon and the Horizon Shareholders.

(5)

All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing will have been complied with or performed and a certificate of a senior officer of the Purchaser to this effect shall have been delivered to Horizon and the Horizon Shareholders.

(6)

There shall not have been after the date of this Agreement, any Material Adverse Effect with respect to the Purchaser.

(7)

The Consideration Shares will have been approved for issuance by the directors of the Purchaser, and upon issuance in accordance with the terms hereof, the Consideration Shares will be issued as fully paid and non-assessable shares in the capital of the Purchaser.

(8)

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There shall not be any inquiry or investigation (whether formal or informal) in relation to the Purchaser or its directors or officers commenced or threatened by any securities commission or regulatory body having jurisdiction, the outcome of which could, in the opinion of Horizon, acting reasonably and with the benefit of advice from independent legal counsel, reasonably be expected to have a Material Adverse Effect on the Purchaser.

(9)

The Purchaser shall have take all such actions as may be necessary to (i) reconstitute the board of directors of the Purchaser to be comprised of up to a total of five (5) directors as at the Closing, and (ii) have appointed, effective at the Closing, a total of three (3) directors to the board of directors of the Purchaser’s board of directors, which shall be Bruce Bent, Patricia Trompeter, and one (1) director nominee of the Horizon Shareholders (being E. Brandon Robinson) as the third director of the Purchaser’s board of directors.

(10)

The Purchaser and Horizon shall have received resignations and releases in a form acceptable to Horizon and the Purchaser, each acting reasonably, in favour of the Purchaser, Horizon and such other Persons as may be specified by Horizon and the Purchaser, each acting reasonably, duly executed by each of the officers and directors of Astro and of Horizon (other than as set forth in Clause (9) above or in Section 4.02(10) above).

(11)

The Purchaser and each of the Astro Stakeholders shall have executed and delivered to the Horizon Shareholders the Investors’ Rights Agreement.

(12)

Schedule “B” - Working Prototype Parameters shall have been settled and finalized by Horizon and the Purchaser, and shall have been duly appended to this Agreement on the Closing Date.

(13)

The Purchaser shall have executed and delivered to each of E. Brandon Robinson and Jason O’Neill, an employment agreement, in such form as is mutually acceptable to the Purchaser, E. Brandon Robinson, and Jason O’Neill based upon the term sheets attached hereto as Schedule “K”.

(14)

The Horizon Shareholders shall be satisfied with the pro forma post-Closing capitalization table of the Purchaser as set forth in the Purchaser Disclousre Letter.

(15)

The Horizon Shareholders shall be satisfied with the Purchaser Disclosure Letter.

The foregoing conditions precedent are for the benefit of Horizon and the Horizon Shareholders and any one or more of such conditions may be waived by Horizon (on its own behalf and on behalf of the Horizon Shareholders) and the Horizon Shareholders, in whole or in part, without prejudice to Horizon’s and the Horizon Shareholders’ right to rely on any other condition in favor of Horizon and the Horizon Shareholders.

II.4

Notice and Cure Provisions

Each party will give prompt notice to the other parties of the occurrence, or failure to occur, at any time from the date hereof until the Closing Date, of any event, change, or state of facts which occurrence or failure would or would be likely to:

(1)

cause any of the representations or warranties of such party contained herein to be untrue or inaccurate on the date hereof or at the Closing Date; or

(2)

result in the failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Date.

Subject to Article VIII, no party may elect not to complete the Transaction as contemplated herein as a result of the non-fulfillment of the conditions precedent contained in Sections 4.01, 4.02, or 4.03, as applicable, unless the party intending to rely thereon has delivered a written notice to the other parties prior to the Time of Closing specifying, in reasonable detail, all breaches of representations and warranties or covenants or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.

ARTICLE III

CLOSING AND POST CLOSING ARRANGEMENTS

III.1

Time and Place of Closing

Closing of the Transaction shall take place remotely at the Time of Closing by exchange of counterpart and electronic documentation and deliveries.

III.2

Closing Deliveries of the Purchaser

At the Time of Closing, the Purchaser will deliver or cause to be delivered to Horizon each of the following:

(1)

Share certificates (or Direct Registration System Advices) evidencing the Payment Shares, registered in accordance with the Compensation Share Allocations as set forth in Schedule “I” attached hereto.

(2)

A certificate of one of the Purchaser’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the Constating Documents of the Purchaser (and all amendments thereto as in effect as on such date), (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and all ancillary agreements contemplated herein and the completion of the Transaction, including the issuance of the Consideration Shares, and (iii) as to the incumbency and genuineness of the signature of each officer of the Purchaser executing this Agreement or any of the other agreements or documents contemplated hereby.

(3)

The officer’s certificates referred to in Sections 4.03(4) and 4.03(5).

(4)

A certificate of status or good standing for the Purchaser, dated within two (2) days of the Closing Date.

(5)

Evidence of the completion of all necessary corporate actions of the Purchaser to set the size of the board of directors of the Purchaser at up to five (5) directors, and appointing E. Brandon Robinson as one (1) such director pursuant to Section 4.03(9).

(6)

Evidence of the completion of all necessary corporate actions of the Purchaser to appoint (i) E. Brandon Robinson as President of the Purchaser, and (ii) Jason O’Neill as Chief Operating Officer of the Purchaser.

(7)

The resignations and releases referred to in Section 4.03(10).

(8)

The Investors’ Rights Agreement, duly executed by the Purchaser and the Astro Stakeholders.

(9)

Access shall have been granted to each of E. Brandon Robinson, Stewart Lee, and Jason O’Neill, to all books and records of Astro, including without limitation, reasonable access to banking and financial information and credentials to software resources, in each case to the extent reasonable and sufficient in the circumstances to permit each such individual to fulfil his respective employment obligations from and following the Closing Date.

III.3

Closing Deliveries of Horizon

At the Time of Closing, Horizon will deliver or cause to be delivered to the Purchaser each of the following:

(1)

A certificate of one of Horizon’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the Constating Documents of Horizon (and all amendments thereto as in effect as on such date), (ii) all resolutions of the board of directors of Horizon approving the entering into of this Agreement and the completion of the Transaction, and (iii) as to the incumbency and genuineness of the signature of each officer of Horizon executing this Agreement or any of the other agreements or documents contemplated hereby.

(2)

The officer’s certificates referred to in Sections 4.02(3) and 4.02(4).

(3)

The resignations and releases referred to in Section 4.02(17).

(4)

A certificate of status or good standing for Horizon, dated within two (2) days of the Closing Date.

(5)

Evidence of the completion of all necessary corporate actions of Horizon to:

(i)

convert or cancel all options, warrants and other convertible securities of Horizon issued and outstanding in accordance with Section 3.01(1)(ii);

(ii)

terminate the Horizon Equity Plan; and

(iii)

terminate the Horizon SH Agreement.

III.4

Closing Deliveries of the Horizon Shareholders

At the Time of Closing, each Horizon Shareholder will cause to be delivered to the Purchaser each of the following:

(1)

All share certificates evidencing the Purchased Shares held or beneficially owned by such Horizon Shareholder, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers.

(2)

The Lock-Up Agreement referred to in Section 3.03, duly executed by the Horizon Shareholders.

(3)

The Investors’ Rights Agreement, duly executed by the Horizon Shareholders.

III.5

Post-Closing Covenant of the Purchaser

The Purchaser shall procure that any filing and/or notification required with respect to the transactions contemplated by this Agreement pursuant to the Investment Canada Act shall be completed in accordance with the requirements of the Investment Canada Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

IV.1

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to and in favor of each of the Horizon Shareholders and Horizon as follows, and acknowledges that such parties are relying upon such representations and warranties in connection with the transactions contemplated herein:

(1)

Organization and Qualification. The Purchaser is a corporation validly existing under the laws of its jurisdiction of incorporation and is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary. The Purchaser has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(2)

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Corporate Power and Authority. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, and to own and lease its properties, and carry on its businesses as now being conducted.

(3)

Execution and Binding Obligation. This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed, and delivered by the Purchaser, and each is, or will be at the Time of Closing, a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)

Governmental Authorization. No Authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Purchaser is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement, except for those Authorizations which are contemplated by this Agreement or those Authorizations that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay the Purchaser from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on the Purchaser.

(5)

No Conflict or Contravention. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the Constating Documents of the Purchaser or of any resolutions of the directors or shareholder of the Purchaser, (ii) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by, or result in the suspension, cancellation, material alteration or creation of a Lien upon, any material Contract (including any Purchaser Material Contracts), or license or permit to which the Purchaser is a party or by which the Purchaser is bound or to which any material assets or property of the Purchaser is subject, or (iii) violate any provision of any Applicable Law applicable to the Purchaser.

(6)

Capitalization.

(a)

The authorized capital of Purchaser consists of 250,000,000 Astro Common Shares, 50,000,000 Series A Astro Shares, and 10,000 Series B Astro Shares, of which, as of the date of this Agreement, 8,492,092 Shares, 1,562,500 Series A Astro Shares, and Nil Series B Astro Shares are issued and outstanding. In addition, as of the date of this Agreement, (i) no Astro Common Shares  are issuable upon the exercise of incentive stock options of the Purchaser (the “Astro Options”), and (ii) an aggregate of 51,045 Astro Common Shares are issuable upon the exercise of common share purchase warrants of the Purchaser (the “Astro Warrants”).

(a)

All outstanding Astro Common Shares and Series A Astro Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Astro Common Shares issuable upon the exercise of the Astro Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable.

(a)

All securities of the Purchaser (including the Astro Common Shares, Series A Astro Shares, and Astro Warrants) have been issued in compliance with all applicable Securities Laws and all securities to be issued upon exercise of any Astro Warrants will be issued in compliance with all applicable Securities Laws.

(a)

The Purchaser Disclosure Letter sets for a true and accurate fully-diluted capitalization table of the Purchaser on a pre- and post-Closing Date basis, including without limitation all options, warrants, convertible and contingent issuance or purchase obligations with respect to equity securities of the Purchaser, Astro U.S. Holdco and Astro B.C.

(1)

Payment Shares. The Payment Shares will, when issued in accordance with the terms hereof, be validly issued as fully paid and non-assessable Astro Common Shares.

(2)

Third Party Consents, Waivers, Approvals. There are no waivers, consents, notices or approvals required to be given to, or obtained from, any Person by the Purchaser under any Contract to which the Purchaser is a party in connection with (i) the execution, delivery and performance by Purchaser of this Agreement, or (ii) the consummation of the Transaction and the other transactions contemplated by this Agreement.

(3)

Reporting Issuer. The Purchaser is a “reporting issuer” in British Columbia and Ontario (as that term is defined under the applicable Securities Laws in the Provinces of British Columbia and Ontario) and is not in material default of such Securities Laws.

(4)

Financial Statements.

(a)

The audited financial statements of the Purchaser for the years ended December 31, 2019 and 2020 (collectively, the “Purchaser Financial Statements”), copies of which have been filed publicly with the U.S. Securities Exchange Commission and are available on EDGAR, are true and correct in all material respects, and present fairly and accurately the financial position of the Purchaser as at the respective dates thereof and the results of the operations of the Purchaser for the respective periods then ended. The Purchaser Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis.

(a)

No information has come to the attention of the Purchaser since the last date of the most recently issued Purchaser Financial Statements that would, or would reasonably be expected to, require any restatement or revisions of any such Purchaser Financial Statements.

(a)

Except as disclosed in the Purchaser Financial Statements, (i) there are no related-party transactions or off-balance sheet structures or transactions with respect to the Purchaser, and (ii) the Purchaser is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(1)

No Undisclosed Liabilities. There are no liabilities or obligations of the Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed in the Purchaser Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course since the date of the Purchaser Financial Statements, and (iii) reasonable accounting and legal fees of the Purchaser incurred in connection with the Transaction and/or incurred in connection with this Agreement.

(2)

Non-Arms’ Length Transactions. Except as disclosed in the Purchaser Financial Statements, the Purchaser has not, in the last five (5) years, (i) made or agreed to make any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any current or former officer, director, employee or shareholder of the Purchaser, or any affiliate of the Purchaser, or any other Person not dealing at arm’s length with the Purchaser, or any affiliate of any of the foregoing Persons (collectively referred to in this subsection as, the “Purchaser Non-Arm’s Length Parties”), except for payment made in the Ordinary Course, and (ii) has not incurred, assumed or guaranteed any debt for borrowed money, or created or assumed any Lien or on behalf or for the benefit of, any Purchaser Non-Arm’s Length Party.

(3)

Conduct of Business. The Purchaser has conducted, and is conducting, its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which its business is carried on.

(4)

Authorizations. The Purchaser has all Authorizations of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted and own, operate or use the assets and property of the

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Purchaser, except for such Authorizations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser, and all such Authorizations are in good standing in all material respects.

(5)

Insolvency, Bankruptcy, Etc. No bankruptcy, insolvency or receivership proceedings have been instituted by the Purchaser or, to the knowledge of the Purchaser, are pending or threatened against the Purchaser.

(6)

Material Contracts. The Purchaser Material Contracts are each in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the Purchased Shares hereunder and the other transactions contemplated hereunder, including, without limitation, the issuance of the Consideration Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. The Purchaser has not violated or breached, in any material respect, any of the terms or conditions of any Purchaser Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed in all material respects.

(7)

Investigations. The Purchaser has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified the Purchaser of such Governmental Authority’s intention to commence or to conduct any investigation, that could be reasonably likely to have a Material Adverse Effect on the Purchaser.

(8)

Litigation, Judgements, Etc. There is no claim, suit, action or proceeding in effect or ongoing or, to the knowledge of the Purchaser, pending or threatened, against or relating to the Purchaser that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchaser, and there is no writ, judgment, decree, award, injunction, rule or order of any Governmental Authority outstanding against the Purchaser causing, or which could reasonably be expected to cause, a Material Adverse Effect on the Purchaser.

(9)

Purchaser Data Room Information. All Purchaser Data Room Information is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any Purchaser Data Room Information is undated, as of the date of its delivery to the Purchaser Data Room for purposes of the transactions contemplated by this Agreement. None of the Purchaser Data Room Information has been amended except as disclosed to the Purchaser in the Purchaser Data Room. Additionally, all information disclosed or provided to Horizon and/or the Horizon Shareholders in relation to Horizon’s due diligence requests, including information not disclosed or provided in the Purchaser Data Room, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, and has not been amended except as disclosed to Horizon and the Horizon Shareholders. Purchaser acknowledges that Horizon and the Horizon Shareholders are relying on all information disclosed or provided to it by Purchaser in entering into this Agreement, and to the extent that there has been a material change to any of the Purchaser Data Room Information or any other information disclosed or provided to Horizon and the Horizon Shareholders since the date disclosed or provided to Horizon and the Horizon Shareholders, such Purchaser Data Room Information or other information, as applicable, is true and correct in all material respects or is no longer relevant or material to Purchaser or additional information has been disclosed and provided in the Purchaser Data Room or disclosed to Horizon and the Horizon Shareholders which supersedes or replaces such Purchaser Data Room Information or other information, as applicable.

(10)

Brokers and Finders. The Purchaser has not engaged or authorized any Person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement that in any manner may or will impose liability on Horizon or the Horizon Shareholders.

(11)

Corporate Records. The Corporate Records of the Purchaser are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all Applicable Laws and with the Constating Documents of the Purchaser.

The minute books of the Purchaser contain (i) complete and accurate minutes of all meetings of the directors (and any committee thereof) and the shareholders of the Purchaser, and (ii) all written resolutions passed by the directors (and any committee thereof) and the shareholders of the Purchaser. The share certificate books, if any, the central securities  the register and register of transfers, and the branch registers of the Purchaser are complete and accurate, and all transfers of shares of the Purchaser reflected therein have been duly completed and approved. The registers of directors and officers are complete and accurate and all former and present directors and officers of the Purchaser were duly elected or appointed, as the case may be.

(12)

Full Disclosure. To the knowledge of the Purchaser, no representation or warranty of the Purchaser contained in this Agreement or any document or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as the case may be, not misleading.

I.2

Representations and Warranties of the Horizon Shareholders

Each Horizon Shareholder, on its own behalf and not on behalf of any other Horizon Shareholder, hereby severally represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein:

(1)

Organization and Status. If the Horizon Shareholder is not an individual, it is a corporation validly existing under the laws of its jurisdiction of incorporation, and is in good standing in each jurisdiction in which it holds any assets and properties (whether owned, leased, licensed or otherwise), or carries on any activities. If the Horizon Shareholder is an individual, it is of full age of majority.

(2)

Corporate Power and Authority. The Horizon Shareholder has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement.

(3)

Execution and Binding Obligation. This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed, and delivered by the Horizon Shareholder, and each is, or will be at the Time of Closing, a legal, valid and binding agreement of the Horizon Shareholder enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)

No Conflict or Contravention. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) if the Horizon Shareholder is not an individual, result in a breach or violation of the Constating Documents of the Horizon Shareholder or of any resolutions of the directors or shareholder of the Horizon Shareholder, (ii) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by, or result in the suspension, cancellation, material alteration or creation of a Lien upon, any material Contract, or license or permit to which the Horizon Shareholder is a party or by which the Horizon Shareholder is bound or to which any material assets or property of Horizon Shareholder is subject, or (iii) to the knowledge of the Horizon Shareholder, violate any provision of any Applicable Law applicable to the Horizon Shareholder.

(5)

Registered and Beneficial Owners. The Horizon Shareholder is the registered and beneficial owner of that number of Horizon Shares set forth opposite the Horizon Shareholder’s name in Schedule “A”, free and clear of all Liens. Except for the Purchaser’s rights hereunder and pursuant to the Horizon SH Agreement, no Person has any agreement or option or any right or privilege capable of becoming an agreement for the purchase of the Purchased Shares held or beneficially owned by the Horizon Shareholder and none of such Horizon Shares are subject to any voting trust, shareholder agreement, voting agreement or other agreement with respect to the disposition or enjoyment of any rights of any shares of Horizon.

(6)

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Governmental Authorization. No Authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Horizon Shareholder is required to be obtained by the Horizon Shareholder in connection with the execution and delivery of this Agreement, except for those Authorizations which are contemplated by this Agreement or those Authorizations that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay the Horizon Shareholder from performing its obligations under this Agreement.

(7)

Residence under Tax Act. The Horizon Shareholder is not a “non-resident” of Canada within the meaning of the Tax Act. Further,

(8)

U.S. Securities Law Matters. The Horizon Shareholder represents, warrants and covenants as follows:

(i)

The offer to purchase the Purchased Shares held or beneficially owned by the Horizon Shareholder was not made to the Horizon Shareholder when it was, or any beneficial purchaser for whom it is acting, if applicable, was in the United States.

(ii)

The Horizon Shareholder is not a U.S. Person, is not in the United States, and is not acquiring the applicable Consideration Shares on behalf of, or for the account or benefit of, a U.S. Person or a Person in the United States.

(iii)

At the time this Agreement was executed and delivered by the Horizon Shareholder, it was outside the United States.

(iv)

If the Horizon Shareholder is a corporation or entity, (A) a majority of its voting equity is beneficially owned by Persons resident outside the United States, and (B) its affairs are wholly controlled and directed from outside of the United States.

(v)

The Horizon Shareholder or any beneficial purchaser for whom it is acting, if applicable, has no intention to distribute, either directly or indirectly, any of the Consideration Shares in the United States, except in compliance with the U.S. Securities Act.

(vi)

The current structure of the Transaction and all transactions and activities contemplated in this Agreement is not a scheme by the Horizon Shareholder to avoid the registration requirements of the U.S. Securities Act and any applicable federal and state Securities Laws of the United States.

(9)

Brokers and Finders. The Horizon Shareholder has not engaged or authorized any Person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, and no Person is, or will be entitled to, any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

(10)

Full Disclosure. No representation or warranty of the Horizon Shareholder contained in this Agreement or any document or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as the case may be, not misleading.

I.3

Representations and Warranties of Horizon

Horizon represents and warrants to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein:

(1)

Organization and Qualification. Horizon is a corporation validly existing under the laws of its jurisdiction of incorporation and is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary. Horizon has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(2)

Corporate Power and Authority. Horizon has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, and to own and lease its properties, and carry on its businesses as now being conducted.

(3)

Execution and Binding Obligation. This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed, and delivered by Horizon, and each is, or will be at the Time of Closing, a legal, valid and binding agreement of Horizon enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)

Governmental Authorization. No Authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over Horizon is required to be obtained by Horizon in connection with the execution and delivery of this Agreement, except for those Authorizations which are contemplated by this Agreement (including without limitation any Authorization required pursuant to the Investment Canada Act) or those Authorizations that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay Horizon from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on Horizon.

(5)

No Conflict or Contravention. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the Constating Documents of Horizon or of any resolutions of the directors or shareholder of Horizon, (ii) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by, or result in the suspension, cancellation, material alteration or creation of a Lien upon, any material Contracts (including any Horizon Material Contracts), or license or permit to which Horizon is a party or by which Horizon is bound or to which any material assets or property of Horizon is subject, or (iii) violate any provision of any Applicable Law applicable to Horizon.

(6)

Capitalization.

(a)

The authorized capital of Horizon consists of (i) an unlimited number of Voting A Common Shares, (ii) an unlimited number of Voting B Common Shares, and (iii) an unlimited number of Non-Voting Common Shares. As of the date of this Agreement, there are (i) 2,545,601 Voting Class A Common Shares, (ii) 2,382,084 Voting Class B Common Shares, and (iii) 200,000 Non-Voting Common Shares, issued and outstanding as fully paid and non-assessable shares. As of the date of this Agreement, (i) an aggregate of 1,827,084 Voting B Common Shares were issued on the exercise of the Horizon Options, and (ii) no Voting A Common Shares or Voting B Common Shares are issuable upon the exercise of any warrants or other convertible securities of Horizon (other than upon the exercise of Horizon Options, as noted above).

(a)

Except as disclosed above and the Horizon SH Agreement (which shall be terminated as at the Time of Closing), there are not now, and at the Time of Closing there will not be, any options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever, (i) requiring or which may require the issuance, sale or transfer by Horizon of any securities of Horizon (including any Horizon Shares, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Horizon, including any Horizon Shares) (collectively referred to in this

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subsection as, the “Subject Horizon Securities”), or (ii) obliging Horizon to, directly or indirectly, issue or sell any Subject Horizon Securities, or give any Person a right to subscribe for or acquire from Horizon, any Subject Horizon Securities.

(a)

All outstanding Horizon Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Horizon Shares issuable upon the exercise of the Horizon Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. There are no outstanding contractual or other obligations of Horizon to repurchase, redeem or otherwise acquire any of its securities. There are no outstanding bonds, debentures or other evidences of indebtedness of Horizon having the right to vote with the Horizon Shareholders on any matter.

(a)

All securities of Horizon (including the Horizon Shares and the Horizon Options) have been issued in compliance with all applicable Securities Laws and all securities to be issued upon exercise of any Horizon Options will be issued in compliance with all applicable Securities Laws.

(1)

Third Party Consents, Waivers, Approvals. There are no waivers, consents, notices or approvals required to be given to, or obtained from, any Person by Horizon under any Contract to which Horizon is a party (i) in connection with the execution, delivery and performance by Horizon of this Agreement, or the consummation of the Transaction and the other transactions contemplated by this Agreement, or (ii) in order to maintain the Horizon Material Contracts in full force and effect immediately upon the consummation of the Transaction.

(2)

Residence under Tax Act. Horizon is not a “non-resident” of Canada within the meaning of the Tax Act.

(3)

Shareholders’ and Similar Agreements. Except for the Horizon SH Agreement, neither Horizon nor any of the Horizon Shareholders is party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Horizon or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Horizon, and Horizon and has not adopted a shareholder rights plan or any other similar plan or agreement.

(4)

Subsidiaries. Horizon has no subsidiaries.

(5)

Reporting Issuer. Horizon is not a “reporting issuer” or equivalent in any jurisdiction nor are any securities of Horizon listed or quoted on any stock exchange or electronic quotation system.

(6)

Financial Statements.

(a)

The audited financial statements of Horizon for the years ended December 31, 2020 and 2019 (the “Horizon Financial Statements”) are true and correct in all material respects, and present fairly and accurately the financial position of Horizon as at the date thereof and the results of the operations of Horizon for the period then ended. The Horizon Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis. Since December 31, 2020, there has been no material alteration in the manner of keeping the books, accounts or records of Horizon or in its accounting policies or practices.

(a)

No information has come to the attention of Horizon since the date of the Horizon Financial Statements that would, or would reasonably be expected to, require any restatement or revisions of the Horizon Financial Statements.

(a)

Except as disclosed in the Horizon Financial Statements, (i) there are no related-party transactions or off-balance sheet structures or transactions with respect to Horizon, and (ii) Horizon is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(1)

No Undisclosed Liabilities. There are no liabilities or obligations of Horizon of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed in the Horizon Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course since the date of the Horizon Financial Statements, and (iii) reasonable accounting and legal fees of Horizon incurred in connection with the Transaction and/or incurred in connection with this Agreement.

(2)

Non-Arms’ Length Transactions. Except as disclosed in the Horizon Financial Statements, Horizon has not, since incorporation, (i) made or agreed to make any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any current or former officer, director, employee or shareholder of Horizon, or any affiliate of Horizon, or any other Person not dealing at arm’s length with Horizon, or any affiliate of any of the foregoing Persons (collectively referred to in this subsection as, the “Horizon Non-Arm’s Length Parties”), except for payment made in the Ordinary Course, and (ii) has not incurred, assumed or guaranteed any debt for borrowed money, or created or assumed any Lien or on behalf or for the benefit of, any Horizon Non-Arm’s Length Party.

(3)

Absence of Certain Changes of Events. Since January 1, 2020, except as disclosed to the Purchaser:

(a)

Horizon has conducted its business only in the Ordinary Course.

(b)

Horizon has not (i) issued, sold, or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any Horizon Shares or other securities of Horizon or any right, option or warrant with respect thereto, or (ii) split, combined or reclassified any of its securities, or declared or made any distribution in respect thereof.

(c)

Horizon has not amended or proposed to amend its Constating Documents.

(d)

Horizon has not incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, a Material Adverse Effect on Horizon.

(e)

Except as disclosed in the Horizon Financial Statements, Horizon has neither approved nor entered into any agreement in respect of the purchase of any assets or properties or any interest therein, or the sale, transfer or other disposition of any portion of its assets or properties or any interest therein currently owned by Horizon and/or its affiliates, whether by asset sale, transfer of shares or otherwise, or a change of control (by sale or transfer of shares or sale of all or substantially all such property and assets).

(f)

Horizon has not incurred or suffered a Material Adverse Effect.

(g)

Horizon has not redeemed, repurchased or otherwise acquired any securities of Horizon, or declared, set aside, or paid or made any dividend or other distribution (whether in cash or otherwise) with respect to any securities of Horizon.

(h)

Horizon has not entered into, or amended, any Horizon Material Contract.

(i)

Horizon has not, other than in the Ordinary Course, entered into any Contract under which it has outstanding indebtedness for borrowed money or for the deferred purchase price of property, or made any loan or advance to any Person.

(j)

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Horizon has not satisfied or settled any material claims or material liabilities that have not been reflected in the Horizon Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course.

(k)

Horizon has not entered into any agreement or understanding to do any of the foregoing.

(1)

Compliance with Laws. Horizon is not in default under, or in violation of, and has not violated (and failed to cure such violation under) any Applicable Law, including, without limitation, Applicable Laws relating to the issuance or sale of securities, privacy and intellectual property, or any Authorizations, franchises, or concessions granted by, or any judgment, decree, writ, injunction or order of, any Governmental Authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on Horizon. Horizon has not received any notice or other written communication alleging any material violations and/ or failure to comply with any Applicable Laws.

(2)

Authorizations. Horizon has all Authorizations of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted and own, operate or use the assets and property of Horizon, except for such Authorizations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Horizon, and all such Authorizations are in good standing in all material respects.

(3)

Investigations. Horizon has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified Horizon of such Governmental Authority’s intention to commence or to conduct any investigation, that could be reasonably likely to have a Material Adverse Effect on Horizon.

(4)

Insolvency, Bankruptcy, Etc. No bankruptcy, insolvency or receivership proceedings have been instituted by Horizon or, to the knowledge of Horizon, are pending or threatened against the Purchaser.

(5)

Material Contracts. The Horizon Material Contracts, together with this Agreement, and after the execution and delivery hereof, all ancillary agreements contemplated herein, constitute all the Horizon Material Contracts. True and complete copies of the Horizon Material Contracts have been disclosed in the Horizon Data Room. Each of the Horizon Material Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the Purchased Shares hereunder and the other transactions contemplated hereunder, including, without limitation, the issuance of the Consideration Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. Horizon has not violated or breached, in any material respect, any of the terms or conditions of any Horizon Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed. Horizon has not received any notice (whether written or oral), that any party to a Horizon Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Horizon, and, to the knowledge of Horizon, no such action has been threatened.

(6)

Intellectual Property.

(a)

The Horizon Disclosure Letter sets out a true, correct and complete list, and, where appropriate, a description of (i) all of the registered and material unregistered Intellectual Property owned or used by Horizon (collectively referred to in this subsection as, the “Horizon IP”) and (ii) all licenses or similar agreements or arrangements to which Horizon is a party, either as licensee or licensor, with respect to registered and material unregistered Intellectual Property necessary for the carrying on of the business of Horizon as presently conducted.

(b)

Horizon is the exclusive owner of all right, title and interest in and to, or possesses the right to use the Horizon IP, free and clear of all Liens. Other than as disclosed in the Horizon Disclosure Letter, Horizon has not assigned, licensed or otherwise conveyed any of the Horizon IP other than in the Ordinary Course.

(c)

Horizon has maintained or caused to be maintained the rights to any of the registered Horizon IP in full force and effect and, all registered Horizon IP is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary registration, maintenance and renewal fees in connection with the registered Horizon IP have been paid, and all necessary documents and certificates in connection with the registered Horizon IP have been filed with the relevant patent, copyright, trademark or other equivalent authorities in the applicable jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Horizon IP. Without limiting the generality of the foregoing, Horizon has renewed or has made application for renewal of any registered Horizon IP (including applications therefor) subject to expiration on or prior to the date that is three (3) months following the Closing Date.

(d)

The Horizon IP has not been used, not used, enforced or not enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Horizon IP. Horizon has not received notice from any Person of any claim or any intention to commence any legal proceeding with respect to infringement, adverse ownership, invalidity, lack of distinctiveness, misappropriation or misuse regarding any of the Horizon IP or challenging any of the Horizon IP or the right of Horizon to use the Horizon IP. Horizon has not infringed and is not currently infringing on the Intellectual Property of any other Person in a manner that would reasonably be expected to result in a Material Adverse Effect on Horizon.

(e)

Horizon has not commenced and does not intend to commence any claim or legal proceeding challenging the Intellectual Property rights of any other Person.

(f)

Horizon has the full right and authority to use, and the Purchaser will be entitled to continue to use after the Closing Date, the Horizon IP in the manner presently conducted, and such use or continuing use does not to the knowledge of Horizon infringe upon or violate any rights of any other Person. The Horizon IP is sufficient to conduct the business of Horizon as presently conducted, subject to the fact that the business of Horizon includes the development of Intellectual Property not currently existing and that the current absence of such Intellectual Property and/or the failure to develop in future any such Intellectual Property will not constitute a breach or violation of this Agreement. All licenses to which Horizon is a party relating to Horizon IP are in good standing, binding and enforceable in accordance with their respective terms and no default exists on the part of Horizon thereunder.

(g)

To the knowledge of Horizon, no Person is infringing, or is threatening to infringe, upon or otherwise violate any of the Horizon IP.

(h)

To the knowledge of Horizon, subject to and in compliance with Applicable Laws, no current or former officer, employee or independent contractor of Horizon owns or has claimed an ownership interest in any of the Horizon IP, nor has any right to a royalty or other consideration as a result of its marketing, licensing or assignment.

(i)

Horizon has used commercially reasonably efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect the Horizon IP and confidential information relating thereto. To the knowledge of Horizon, there has not been any material unauthorized disclosure of Intellectual Property such as to prevent Horizon, or following the Closing Date, the Purchaser, from obtaining or enforcing any right that it could otherwise have obtained or enforced with respect to such Intellectual Property.

(j)

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Horizon has not received notice that there are any Intellectual Property rights of any other Person that form part of the Horizon IP or that would constitute joint ownership by or with any other Person or that would constitute rights to market, distribute, license or convey the Horizon IP, and no funding or facilities of any Governmental Authority nor any personnel of any such Person in their capacity as personnel of such Person, were used, directly or indirectly, to develop or create, in whole or in part, any of the Horizon IP.

(1)

Information Technology Systems.The Information Technology owned, licensed, used or held for use in connection with Horizon’s business is sufficient for the conduct of Horizon’s business in the Ordinary Course after the Closing. Horizon has used reasonable means, consistent with the industry practices of similarly situated companies, to protect the security and integrity of all such Information Technology.

(2)

Litigation. There is no claim, action, inquiry, proceeding or investigation in effect or ongoing, pending or, to the knowledge of Horizon, threatened against or relating to Horizon, the business of Horizon, or affecting any of its properties or assets, and to the knowledge of Horizon, there is no event or circumstance which could reasonably be expected to give rise to any such claim, action, inquiry, proceeding or investigation. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against Horizon in respect of its businesses, properties or assets.

(3)

Environmental Matters.

(a)

Horizon is in compliance with all applicable Environmental Laws, and has not used, except in material compliance with all Environmental Laws, any property or facility which it owns or leases, or previously owned or leased, to conduct any environmental activity.

(b)

Neither Horizon nor any of its predecessor companies, has received any notice of any material claim, judicial or administrative proceeding, order or direction, pending, instituted, threatened, concluded or issued against, Horizon or any of its properties, assets or operations relating to, or alleging any violation of, any Environmental Laws, and Horizon is not aware of any facts which would reasonably be expected to give rise to any such claim, judicial or administrative proceeding, order or direction, or any liabilities relating thereto (whether contingent or otherwise).

(c)

Neither Horizon, nor any of its properties, assets or operations is the subject of any investigation, evaluation, audit or review by any Governmental Authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment.

(d)

Horizon is not required to hold or obtain any Authorization under any Environmental Laws in connection with the operation of its business as currently conducted and the ownership and use of its assets, and Horizon has not received any notification that (i) any such Authorization under any Environmental Laws is required in connection with the operation of its business as currently conducted and the ownership and use of its assets, or (ii) any work, repairs, constructions or capital expenditures are required to be made by Horizon as a condition of continued compliance with any Environmental Laws.

(1)

Employment Matters.

(a)

Other than as disclosed to the Purchaser, Horizon does not have any employees. Horizon is not a party to any employment, management or consulting agreement of any kind whatsoever, or any collective bargaining agreement, and further, has not entered into any written or oral agreement or understanding providing for bonuses, severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Horizon (including as a result of the Transaction).

(b)

Horizon is in compliance with all material terms and conditions of employment and all Applicable Laws respecting employment, including, but not limited to, pay equity, wages, hours of work, overtime, occupational health and safety, workers compensation and human rights. Horizon is not subject to (i) any outstanding grievance, complaint, investigation, orders under Applicable Laws respecting employment, or (ii) any proceeding, claim, or litigation relating to wrongful dismissal, constructive dismissal, unfair labour practice, or tort, in each case relating to employment, or any termination of the employment of employees or the termination of the engagement of independent contractors, and to the knowledge of Horizon, no such proceeding, claim, or litigation is threatened, and there is no basis for any such proceeding, claim, or litigation.

(c)

Other than the Horizon Equity Plan, Horizon has not implemented, and is not a party to, any employee or benefit plans (including, without limitation, any plans or agreements providing for benefits to employees (such as, dental or medical plans, or plans providing for retention bonuses, severance, or termination payments). Without limiting the generality of the foregoing, Horizon does not currently sponsor, maintain, contribute to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement”, each as defined under the Tax Act, a “pension plan” as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees or former employees of any member of Horizon.

(d)

Horizon has operated in all material respects in accordance with all Applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending, or, to the knowledge of Horizon, threatened actions or proceedings before any Governmental Authority with respect to any such matters.

(e)

Neither the execution of this Agreement nor the consummation of the Transaction and the other transactions contemplated in this Agreement will (i) result in any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any Person or other entity including, but not limited to, any director, officer, employee or consultant of Horizon, or (ii) increase the rate of wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlements, or benefits otherwise payable to any current or former employee of Horizon.

(1)

No Limitations or Restrictions.

(a)

Horizon is neither a party to nor is otherwise bound by, and there is not in place, any non-competition, exclusivity or other similar agreement, commitment or understanding, whether written or oral, that would now or hereafter, in any material respect, restrict or limit the business and operations of Horizon or the use of the properties and assets of Horizon, as now conducted or presently proposed to be conducted by the Purchaser following the consummation of the Transaction.

(b)

There is no judgement, injunction, order or decree binding upon Horizon that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Horizon, any acquisition of property by Horizon, or the conduct of business by Horizon as now conducted or or presently proposed to be conducted by the Purchaser following the consummation of the Transaction.

(1)

Assets, Properties and Title.

(a)

Horizon does not own any real or immovable property.

(b)

Horizon has valid, good, and marketable title to, and legal and beneficial ownership of, all its properties and assets free and clear of all Liens (other than any property or an asset as to which Horizon is a lessee, in which case it has a valid leasehold interest therein), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Horizon.

(c)

The Horizon Data Room contains complete and accurate copies of all leases and subleases for real and immovable property leased or subleased by Horizon (the “Leased Properties”). Each lease or sublease in respect of the Leased Properties is in good standing, legal, valid, binding and in full force and effect and is a legal, valid, binding obligation of, and is enforceable against, each other party thereto in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. There is no event of breach or default, or any event which, with the giving of notice, the lapse of time or both, would become an event of default, under any lease or sublease in respect of the Leased Properties and, Horizon has not received or delivered any notice of any material breach of, or default under, any such lease or sublease.

(d)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Horizon, the properties and assets of Horizon (including the Leased Properties) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put, and none of the said properties and assets are in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

(1)

Insurance. Horizon maintains such policies of insurance as are appropriate to the business of Horizon and the assets and properties of Horizon, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. The Horizon Disclosure Letter sets forth a complete list of the insurance policies which are maintained by or on behalf of Horizon, and sets out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage, the expiration date, the annual premium and any pending or threatened claims in connection with such policy. To the knowledge of Horizon, Horizon is not in default in any material respect with respect to any of the provisions contained in such insurance policies. True, correct and complete copies of all insurance policies held by or on behalf of Horizon and the most recent inspection reports received from insurance underwriters have been delivered to the Purchaser or included in the Horizon Data Room Information.

(2)

Taxes.

(a)

Horizon has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and has duly and in a timely manner filed (within the prescribed times) all Tax Returns required to be filed by it with the appropriate Governmental Authority. All such Tax Returns were complete and correct in all material respects.

(b)

Horizon has (i) duly and in a timely manner paid all Taxes, including installments on account of Taxes for the current year required by Applicable Laws, which are due and payable by it whether or not assessed by the appropriate Governmental Authority, (ii) duly and timely withheld all Taxes and other amounts required by Applicable Laws to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Authority such Taxes or other amounts required by Law to be remitted by it, and (iii) duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority such amounts required by Law to be remitted by it.

(c)

Since the date of the Horizon Financial Statements, no material liability in respect of Taxes not reflected in the Horizon Financial Statements has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(d)

Except as disclosed to the Purchaser, Horizon has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns in respect of any period. Horizon is not a party to any agreement, waiver or arrangement with any Governmental Authority which relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any action or assessment relating to Taxes.

(e)

There are no proceedings, investigations, audits, assessments, reassessments, or claims now pending or threatened against Horizon in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(f)

There are no Liens for Taxes upon any properties or assets of Horizon, other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Horizon Financial Statements.

(g)

Horizon has made available to the Purchaser true and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(1)

Horizon Data Room Information. All Horizon Data Room Information is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any Horizon Data Room Information is undated, as of the date of its delivery to the Horizon Data Room for purposes of the transactions contemplated by this Agreement. None of the Horizon Data Room Information has been amended except as disclosed to the Purchaser in the Horizon Data Room. Additionally, all information disclosed or provided to the Purchaser in relation to the Purchaser’s due diligence requests, including information not disclosed or provided in the Horizon Data Room, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, and has not been amended except as disclosed to the Purchaser. Horizon acknowledges that the Purchaser is relying on all information disclosed or provided to it by Horizon in entering into this Agreement, and to the extent that there has been a material change to any of the Horizon Data Room Information or any other information disclosed or provided to the Purchaser since the date disclosed or provided to the Purchaser, such Horizon Data Room Information or other information, as applicable, is true and correct in all material respects or is no longer relevant or material to Horizon or additional information has been disclosed and provided in the Horizon Data Room or disclosed to the Purchaser which supersedes or replaces such Horizon Data Room Information or other information, as applicable.

(2)

Brokers and Finders. Horizon has not engaged or authorized any Person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, and no Person is, or will be entitled to, any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

(3)

Corporate Records. The Corporate Records of Horizon are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all Applicable Laws and with the Constating Documents of Horizon. The minute books of Horizon contain (i) complete and accurate minutes of all meetings of the directors (and any committee thereof) and the shareholders of Horizon, and (ii) all written resolutions passed by the directors (and any committee thereof) and the shareholders of Horizon. The share certificate books, if any, the central securities  the register and register of transfers, and the branch registers of Horizon are complete and accurate, and all transfers of shares of Horizon reflected therein have been duly completed

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and approved. The registers of directors and officers are complete and accurate and all former and present directors and officers of Horizon were duly elected or appointed, as the case may be.

(4)

Horizon Optionholders. The Horizon Optionholders listed in Schedule “A” are the registered and beneficial owner of that number of Horizon Options set forth opposite the applicable Horizon Optionholder’s name in Schedule “A”.

(5)

Books and Records. All Books and Records of Horizon have been fully, properly and accurately kept and, where required, completed in accordance with generally accepted accounting principles in Canada, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The financial books and records and accounts of Horizon (i) have been maintained in accordance with good business practices and in accordance with IFRS or U.S. GAAP and with the accounting principles generally accepted in Canada, on a basis consistent with prior years except as noted in the Horizon Financial Statements, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of Horizon, and (ii) accurately and fairly reflect the basis for Horizon’s financial statements.

(6)

Full Disclosure. To the knowledge of Horizon, no representation or warranty of Horizon contained in this Agreement or any document or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as the case may be, not misleading.

I.2

Survival of Representations and Warranties

The representations and warranties made by the parties and contained in this Agreement or any document or certificate given pursuant hereto shall survive the Closing of the Transaction until the date that is 24 months from the date of Closing.  No claim for breach of any representation, warranty or covenant shall be valid unless that party against whom such claim is made has been given notice thereof before the expiry of such 24-month period.

ARTICLE II

COVENANTS

II.1

Mutual Covenants

Each of the parties hereby covenants and agrees with each of the other parties as follows:

(1)

It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder which are reasonably under its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Transaction in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, in the event that any Person, including without limitation, any securities regulatory authority, seeks to prevent, delay or hinder implementation of all or any portion of the Transaction or seeks to invalidate all or any portion of this Agreement, the Purchaser and Horizon (acting on its own behalf, and on behalf of the Horizon Shareholders) shall use commercially reasonable efforts to resist such proceedings and to lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affecting the ability of the parties to complete the Transaction.

(2)

It will use commercially reasonable efforts to obtain, before the Time of Closing, all Authorizations, and all authorizations, waivers, exemptions, consents, orders and other approvals from shareholders and third parties, as are necessary, for the consummation of the transactions contemplated herein.

(3)

It will use commercially reasonable efforts to defend, or cause to be defended, any lawsuits or other legal proceedings brought against it challenging this Agreement or the completion of the Transaction. It will not settle or compromise any claim brought against it in connection with the transactions contemplated by this Agreement prior to the Closing Date without the prior written consent of each of the other parties, such consent not to be unreasonably withheld, delayed, or conditioned.

(4)

It will promptly notify each of the other parties if any representation or warranty made by it in this Agreement ceases to be true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) and of any failure to comply in any material respect with any of its obligations under this Agreement.

(5)

It will co-operate with each of the other parties in good faith in order to ensure the timely completion of the Transaction.

(6)

It will use commercially reasonable efforts to co-operate with each of the other parties in connection with the performance by each of the other parties of its obligations under this Agreement.

II.2

Covenants of the Purchaser

Subject to Section 10.02, the Purchaser covenants and agrees with each of the Horizon Shareholders and Horizon as follows, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VIII:

(1)

It will, in a timely and expeditious manner file and/or deliver any document or documents as may be required in order for the Transaction as contemplated herein to be effective.

(2)

It will not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction. Without limiting the generality of the foregoing, it will neither (i) induce or attempt to induce any other Person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of the Purchaser, (ii) undertake any transaction or negotiate any transaction which would be, or potentially could be, in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor (iii) permit any of its officers or directors to authorize such access, except as required by statutory obligations.  In the event the Purchaser, including any of its officers or directors, receives any form of offer or inquiry, the Purchaser shall forthwith (in any event within one (1) Business Day following receipt) notify Horizon of such offer or inquiry and provide Horizon with such details as it may request.

(3)

It will make available and afford Horizon and its authorized representatives and, if requested by Horizon, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to the Purchaser. The Purchaser will afford Horizon and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchaser’s property, assets, undertaking, records and documents.  At the request of Horizon, the Purchaser will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Purchaser’s business and any of its property or to enable Horizon or its authorized representatives to obtain full access to all files and records relating to any of the assets of the Purchaser maintained by Governmental Authorities. The obligations in this Section 7.02(3) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance the Purchaser will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of Horizon under this Section 7.02(3) will not mitigate or otherwise affect the representations and warranties of the Purchaser hereunder.

(4)

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Except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance the Purchaser will be required to disclose that information has been withheld on this basis), it will furnish promptly to Horizon (on behalf of itself and its shareholders) a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Purchaser in connection with or related to the Transaction, any filings under Applicable Laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein.

(5)

It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Transaction as contemplated herein, including using commercially reasonable efforts to:

(i)

obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts, as applicable;

(ii)

effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either the Purchaser or Horizon before any Governmental Authority to the extent permitted by such authorities; and

(iii)

fulfill all conditions and satisfy all provisions of this Agreement and the Transaction.

(6)

Subject to Applicable Laws or as authorized by this Agreement, it will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction.

(7)

It will conduct and operate its business and affairs only in the Ordinary Course and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other Persons.

(8)

Except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, it will not alter or amend its Constating Documents as the same exist at the date of this Agreement.

(9)

It will not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other Person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement. Without limiting the generality of the foregoing, it will not:

(i)

make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(ii)

increase or decrease its paid-up capital or purchase or redeem any shares except upon the exercise of share purchase warrants or options or conversion of convertible securities of the Purchaser outstanding as of the date hereof; or

(iii)

issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire, any such shares, except upon the exercise of share purchase warrants or options or conversion of convertible securities of the Purchaser outstanding as of the date hereof.

(10)

It will take all necessary corporate action and proceedings to approve and authorize the issuance of the Consideration Shares to the Horizon Shareholders in accordance with the terms of this Agreement.

(11)

It will prepare and file with all applicable securities commissions such notifications and fees necessary to permit, or that are required in connection with, the issuance of the Consideration Shares to the Horizon Shareholders on a basis exempt from the prospectus requirements of the applicable Securities Laws of the provinces and territories of Canada in which the Horizon Shareholders and Horizon are resident.

(12)

It will not authorize, sell or issue, or negotiate or enter into an agreement to sell or issue, any debt, equity or other securities of the Purchaser (including those that are convertible or exchangeable into securities of the Purchaser), other than as contemplated under this Agreement or pursuant to the exercise or conversion of share purchase warrants, options or convertible securities of the Purchaser outstanding as of the date hereof.

(13)

It will use commercially reasonable efforts to negotiate in good faith with Horizon, with a view to agreeing and settling upon, and finalizing, on or before the Closing Date, Schedule “B” - Working Prototype Parameters, which schedule shall set forth the technical and other specifications in respect of comprising the Working Prototype.

(14)

It will include a pro forma post-Closing capitalization table in the Purchaser Disclosure Letter and will use commercially reasonable efforts to provide Horizon and the Horizon Shareholders with all documentation relevant to the rights, preference and privileges of all authorized equity securiteis of the Purchaser.

II.3

Covenants of Horizon

Subject to Section 10.01, Horizon covenants and agrees with the Purchaser as follows, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VIII:

(1)

It will, in a timely and expeditious manner file and/or deliver any document or documents as may be required in order for the Transaction as contemplated herein to be effective.

(2)

It will not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction. Without limiting the generality of the foregoing, it will neither (i) induce or attempt to induce any other Person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of Horizon, (ii) undertake any transaction or negotiate any transaction which would be, or potentially could be, in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor (iii) permit any of its officers or directors to authorize such access, except as required by statutory obligations.  In the event Horizon, including any of its officers or directors, receives any form of offer or inquiry, Horizon shall forthwith (in any event within one (1) Business Day following receipt) notify the Purchaser of such offer or inquiry and provide the Purchaser with such details as it may request.

(3)

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It will make available and afford the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to Horizon. Horizon will afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to Horizon’s property, assets, undertaking, records and documents.  At the request of the Purchaser, Horizon will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of Horizon’s business and any of its property or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of Horizon maintained by Governmental Authorities. The obligations in this Section 7.03(3) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance Horizon will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 7.03(3) will not mitigate or otherwise affect the representations and warranties of Horizon hereunder.

(4)

Except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance Horizon will be required to disclose that information has been withheld on this basis), it will furnish promptly to the Purchaser (on behalf of itself and its shareholders) a copy of each notice, report, schedule or other document or communication delivered, filed or received by Horizon in connection with or related to the Transaction, any filings under Applicable Laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein.

(5)

It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Transaction as contemplated herein, including using commercially reasonable efforts to:

(i)

obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts, as applicable;

(ii)

effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either Horizon or the Purchaser before any Governmental Authority to the extent permitted by such authorities; and

(iii)

fulfill all conditions and satisfy all provisions of this Agreement and the Transaction.

(6)

Subject to Applicable Laws or as authorized by this Agreement, it will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction.

(7)

It will conduct and operate its business and affairs only in the Ordinary Course and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other Persons. For greater certainty, it will not enter into any material transaction out of the Ordinary Course without the prior consent of the Purchaser, and Horizon will keep the Purchaser fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained.

(8)

Except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, it will not alter or amend its Constating Documents as the same exist at the date of this Agreement.

(9)

It will not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other Person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement. Without limiting the generality of the foregoing, it will not:

(i)

make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(ii)

increase or decrease its paid-up capital or purchase or redeem any shares except upon the exercise of share purchase warrants or options or conversion of convertible securities of Horizon outstanding (and disclosed to the Purchaser) as of the date hereof; or

(iii)

issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire, any such shares, except upon the exercise of share purchase warrants or options or conversion of convertible securities of Horizon outstanding (and disclosed to the Purchaser) as of the date hereof.

(10)

It will take all necessary corporate action and proceedings to approve and authorize the valid and effective transfer of the Purchased Shares to the Purchaser.

(11)

It will not authorize, sell or issue, or negotiate or enter into an agreement to sell or issue, any debt, equity or other securities of Horizon (including those that are convertible or exchangeable into securities of Horizon), other than as contemplated under this Agreement or pursuant to the exercise or conversion of share purchase warrants, options or convertible securities of Horizon outstanding (and disclosed to the Purchaser) as of the date hereof.

(12)

It will use commercially reasonable efforts to negotiate in good faith with the Purchaser, with a view to agreeing and settling upon, and finalizing, on or before the Closing Date, Schedule “B” - Working Prototype Parameters, which schedule shall set forth the technical and other specifications in respect of comprising the Working Prototype.

II.4

Covenants of the Horizon Shareholders

Subject to Section 10.01, each Horizon Shareholder, severally covenants and agrees with the other parties as follows, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VIII:

(1)

It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Transaction as contemplated herein, including using commercially reasonable efforts to:

(i)

effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction; and

(ii)

fulfill all conditions and satisfy all provisions of this Agreement and the Transaction.

(2)

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Subject to Applicable Laws, it will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction.

(3)

If the Horizon Shareholder is a corporation or entity, it will take all necessary corporate action and proceedings to approve and authorize the valid and effective transfer of all of the Purchased Shares held or beneficially owned by it to the Purchaser.

(4)

It will, in a timely and expeditious manner, provide such information with respect to the Horizon Shareholder (and if the Horizon Shareholder is a corporation or entity, all beneficial owners thereof) as the Purchaser may reasonably require in connection with the Transaction to comply with the provisions of this Agreement and/or Applicable Laws.

(5)

It will not encumber, in any manner, the Purchased Shares held or beneficially owned by it, and will ensure that at the Time of Closing, the said Purchased Shares are free and clear of all Liens.

ARTICLE III

TERMINATION

III.1

Termination

This Agreement may be terminated in writing at any time prior to the Closing:

(1)

by mutual written consent of the Purchaser and Horizon (on its own behalf and on behalf of the Horizon Shareholders);

(2)

by either Horizon or the Purchaser if the Closing shall not have been consummated on or prior to the Termination Date, without liability to the terminating party on account of such termination; provided that the right to terminate this Agreement pursuant to this Section 8.01(2) shall not be available to a party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(3)

by the Purchaser, if there has been a material breach by Horizon or any Horizon Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 4.01 or 4.02 which Horizon or a Horizon Shareholder, as applicable, fails to cure within ten (10) Business Days after written notice thereof is given by the Purchaser;

(4)

by Horizon, if there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 4.01 or 4.03 which the Purchaser fails to cure within ten (10) Business Days after written notice thereof is given by Horizon;

(5)

by the Purchaser or Horizon, if the other party completes an Alternative Transaction or enters into a definitive and binding agreement to effect an Alternative Transaction; and

(6)

by any party, if any permanent injunction or other order of a court or other competent authority preventing the Closing shall have become final and non-appealable, provided however, that no party shall be entitled to terminate this Agreement if such party’s material breach of this Agreement or any of the documents contemplated hereby has resulted in such permanent injunction or order.

III.2

Effect of Termination

Upon termination of this Agreement in accordance with the terms hereof, the parties shall have no further obligations under this Agreement, other than the obligations contained in Sections 11.03 and 11.08.

ARTICLE IV

INDEMNIFICATION

IV.1

Indemnification by the Purchaser

Subject to Section 6.04, the Purchaser shall indemnify and save the Horizon Shareholders and Horizon harmless for and from (i) any loss, damages or deficiencies suffered by the Horizon Shareholders or Horizon as a result of any breach of representation, warranty or covenant on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and (ii) all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing.

IV.2

Indemnification by Horizon and Principal Horizon Shareholders

Subject to Section 6.04, (i) Horizonshall indemnify and save the Purchaser harmless for and from any loss, damages or deficiencies suffered by the Purchaser as a result of any breach of representation, warranty or covenant on the part of Horizon contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and for and from all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing; and (ii) Horizon, E. Brian Robinson and E. Brandon Robinson shall, jointly and severally indemnify and save the Purchaser harmless for and from any and all claims, demands, actions, applications, suits, causes of action, charges, indictments, prosecutions, other similar processes for or relating to Taxes of Amalco arising in or in respect of any period ending on, before or including the Closing Date, including any Taxes relating to any period prior to the Closing Date for which a reassessment is issued by a Governmental Authority after the Closing Date.

IV.3

Indemnification by Horizon Shareholders

Subject to Section 6.04, the Horizon Shareholders shall, severally but not jointly and severally, indemnify and save the Purchaser harmless for and from (i) any loss, damages or deficiencies suffered by the Purchaser as a result of any breach by the Horizon Shareholders of any representation, warranty or covenant on the part of the Horizon Shareholders contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and (ii) all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing.

IV.4

Notice of Claim

A party entitled to and seeking indemnification pursuant to the terms of this Agreement (such party, the “Indemnified Party”) shall promptly give written notice to the party or parties, as applicable, responsible for indemnifying the Indemnified Party (each such party or parties, as applicable, the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 9.01, 9.02 and 9.03 (a “Claim”, which term shall include more than one Claim).  Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) (i) the factual basis for the Claim, and (ii) the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

IV.5

Procedure for Indemnification

(1)

Direct Claims.  With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable, acting reasonably. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(2)

Third Party Claims.  With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s commercially reasonable out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

IV.6

General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1)

without limiting the generality of Sections 9.01, 9.02 and 9.03, any Claim for breach of any representation, warranty or covenant shall be subject to Section 6.04;

(2)

the Indemnifying Party’s obligation to indemnify the Indemnified Party shall only apply to the extent that the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $25,000;

(3)

notwithstanding anything to the contrary in this Agreement, the aggregate liability of an Indemnifying Party which is a Horizon Shareholder to any and all Indemnified Parties under this Article IX shall be limited to the amount paid, or deemed to be paid, to such Indemnifying Party in respect of its Purchased Shares pursuant to Section 2.02, and for greater certainty, no Horizon Shareholder shall be liable, in the aggregate, to any and all Indemnified Parties for any amount in excess of the value of its pro rata share of the Consideration Shares;

(4)

notwithstanding anything to the contrary in this Agreement, the aggregate liability of Horizon or the Purchaser to any and all Indemnified Parties under this Article IX shall be limited to the value of the Consideration Shares issuable under this Agreement;

(5)

if any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and thereafter seek reimbursement from the Indemnifying Party for any such payment. If any Indemnifying Party pays, or reimburses an Indemnified Party in respect of any Third Party Claim before completion of settlement negotiations or related legal proceedings, and the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(6)

except in the circumstance contemplated by Section 9.05, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(7)

the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(8)

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the Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(9)

the provisions of this Article IX shall constitute the sole remedy available to a party against another party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other party in this Agreement.

ARTICLE V

EXCLUSIVITY AND ACCESS

V.1

Obligations of Horizon and the Horizon Shareholders

Prior to the Termination Date, or the earlier termination of this Agreement, neither Horizon nor the Horizon Shareholders shall, directly or indirectly, negotiate or deal with any party other than with the Purchaser relating to an Alternative Transaction involving Horizon or the sale or disposition of any part of the outstanding Horizon Shares or assets of Horizon, or solicit enquiries or provide information with respect to same. Nothing contained in this Agreement will prohibit, prevent or restrict Horizon from furnishing or providing information in respect of or otherwise responding to or engaging in discussions or negotiations in respect of, an unsolicited Alternative Transaction not resulting from a breach of this Section 10.01, or the directors of Horizon, in the fulfilment of their fiduciary duties, from supporting or facilitating any such unsolicited Alternative Transaction, or Horizon or the Horizon Shareholders from completing any such Alternative Transaction, or entering into a definitive and binding agreement to effect such an Alternative Transaction, if directors of Horizon determine in good faith, after consultation, to the extent considered appropriate by the directors, with its financial and legal advisors, that such unsolicited Alternative Transaction constitutes, or could reasonably be expected to lead to or result in, a transaction that would, if consummated in accordance with its terms, be more favourable to Horizon or the Horizon Shareholder than the Transaction, provided however, that prior to taking such action, the directors of Horizon shall have concluded, after considering Applicable Laws, and receiving advice of independent, outside legal counsel, that such action would be a proper exercise of their fiduciary duties, that it is appropriate that the directors take such action in order to properly discharge their fiduciary duties, or that such action is otherwise required under Applicable Laws. In the event Horizon or its shareholders receive any form of offer or inquiry, Horizon shall forthwith (in any event within one (1) Business Day following receipt) notify the Purchaser of such offer or inquiry and provide the Purchaser with such details as it may request.

V.2

Obligations of Purchaser

Prior to the Termination Date, or the earlier termination of this Agreement, the Purchaser shall not, directly or indirectly, negotiate or deal with any party other than Horizon relating to an Alternative Transaction involving the Purchaser, or solicit enquiries or provide information with respect to same. Nothing contained in this Agreement will prohibit, prevent or restrict the Purchaser from furnishing or providing information in respect of or otherwise responding to or engaging in discussions or negotiations in respect of, an unsolicited Alternative Transaction not resulting from a breach of this Section 10.02, or the directors of the Purchaser, in the fulfilment of their fiduciary duties, from supporting or facilitating any such unsolicited Alternative Transaction, or the Purchaser from completing any such Alternative Transaction, or entering into a definitive and binding agreement to effect such an Alternative Transaction, if directors of the Purchaser determine in good faith, after consultation, to the extent considered appropriate by the directors, with its financial and legal advisors, that such unsolicited Alternative Transaction constitutes, or could reasonably be expected to lead to or result in, a transaction that would, if consummated in accordance with its terms, be more favourable to the Purchaser than the Transaction, provided however, that prior to taking such action, the directors of the Purchaser shall have concluded, after considering Applicable Laws, and receiving advice of independent, outside legal counsel, that such action would be a proper exercise of their fiduciary duties, that it is appropriate that the directors take such action in order to properly discharge their fiduciary duties, or that such action is otherwise required under Applicable Laws. In the event the Purchaser receives any form of offer or inquiry, the Purchaser shall forthwith (in any event within one (1) Business Day following receipt) notify Horizon of such offer or inquiry and provide Horizon with such details as it may request.

ARTICLE VI

POST-CLOSING COVENANTS

VI.1

General

Each of Horizon and the Purchaser acknowledges that the agreements contained in this Article XI are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement.

VI.2

Amended Astro Equity Plan

Promptly following the Closing, each of Horizon and the Purchaser will, acting in good faith and using commercially reasonable efforts, work towards updating and amending the current equity incentive plan of the Purchaser (as amended, the “Amended Astro Equity Plan”), it being understood that the Amended Astro Equity Plan shall (i) be updated and amended upon with reference to prevailing industry practices and (ii) be in a form as is customarily adopted by companies similarly situated (and in particular, in size and stage of development) as the Purchaser.

VI.3

Directors’ and Officers’ Insurance

Promptly following the Closing, the Purchaser will, acting in good faith and using commercially reasonable efforts, work towards obtaining for the benefit of its directors and officers, customary directors’ and officers’ insurance, upon such reasonable terms, conditions, retentions and limits of liability that are at least as favorable as those ordinarily obtained by companies similarly situated (and in particular, in size and stage of development) as the Purchaser.

ARTICLE VII

GENERAL

VII.1

Power of Attorney

Each Horizon Shareholder hereby severally and irrevocably appoints E. Brandon Robinson as its duly authorized agent and attorney to take any action that is required under the Agreement and to execute and deliver any documents on their behalf, including without limitation, for the purposes of all Closing matters (including without limitation, the receipt of certificates representing the Consideration Shares) and deliveries of documents and do and cause to be done all such acts and things as may be necessary or desirable in connection with the closing matters for the Transaction.  Without limiting the generality of the foregoing, E. Brandon Robinson may, on its own behalf and on behalf of the Horizon Shareholders, (i) extend the Termination Date and/or the Closing Date, (ii) modify or waive any conditions as are contemplated herein, (iii) negotiate, settle and deliver the final forms of any documents that are necessary or desirable to give effect to the Transaction, and/or (iv) extend such time periods as may be contemplated herein or terminate this Agreement, in each case in its absolute discretion, and as it deems appropriate. Each Horizon Shareholder hereby acknowledges and agrees that any decision or exercise of discretion made by E. Brandon Robinson under this Agreement, shall be final and binding upon the Horizon Shareholders so long as such decision or exercise was made in good faith. Each Horizon Shareholder agrees and acknowledges that E. Brandon Robinson shall have no obligation or liability to any shareholder for any action taken or omitted by E. Brandon Robinson in good faith, and further, agrees that the Horizon Shareholders shall, severally but not jointly and severally, indemnify and hold harmless E. Brandon Robinson from, and shall pay to E. Brandon Robinson the amount of, or reimburse E. Brandon Robinson for, any loss that E. Brandon Robinson may suffer, sustain, or become subject to as a result of any such action or omission by E. Brandon Robinson acting as the Horizon Shareholders’ agent and attorney under this Agreement.  The Purchaser shall have no duty to enquire into the validity of any document executed or other action taken by E. Brandon Robinson on behalf of the Horizon Shareholders pursuant to this Section 11.01.

VII.2

LEGAL_29637706.5

Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement (each, a “notice”) shall be in writing shall be in writing addressed as follows:

(a)

If to the Purchaser:

Astro Aerospace Ltd.

320 W. Main Street

Lewisville, Texas, 75057

Attention: Bruce Bent, Chief Executive Officer

Email: bruce.bent@matthewssouthwest.com

with a courtesy copy (which copy shall not constitute notice to the Purchaser) to:

Garfinkle Biderman LLP

Suite 801 - 1 Adelaide Street East

Toronto, Ontario,  M5C 2V9

Attention: Grant Duthie, Partner

E-mail:

gduthie@garfinkle.com

(b)

If to Horizon or the Horizon Shareholders:

Horizon Aircraft Inc.

3187 Highway 35

Lindsay, Ontario, K9V 4R1

Attention: E. Brandon Robinson, Chief Executive Officer

Email: brandon@horizonaircraft.com

with a courtesy copy (which copy shall not constitute notice to Horizon) to:

Gowling WLG LLP

50 Queen St. N

Kitchener, Ontario, N2H 6M2

Attention: Todd Bissett, Partner

E-mail:

todd.bissett@gowlingwlg.com

or such other address as may be designated by notice given by either Horizon or the Purchaser to the other in accordance with this Section 11.02. Each notice shall be personally delivered to the addressee or sent by e-mail to the addressee and a notice which is personally delivered or sent by email shall, if delivered or sent prior to 4:00 p.m. (local time of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the next Business Day.  Any notice delivered to Horizon in accordance with this Section 11.02 prior to the Time of Closing shall be deemed to have been delivered to each of the Horizon Shareholders. The previous sentence of this Section 11.02 shall not apply to a notice given as contemplated in Section 4.04 of the occurrence, or failure to occur, of any event or state of facts which would or would likely to cause any of the representations or warranties of any Horizon Shareholder to be untrue or inaccurate or result in the failure by any Horizon Shareholder to comply with or satisfy any covenant, condition or agreement, which notice shall not be deemed to have been received by such Horizon Shareholder unless delivered to the address of such Horizon Shareholder as reflected in the books of Horizon (or after the Time of Closing, the books of the Purchaser). Any Horizon Shareholder may, from time to time, by notice given in accordance with this Section 11.02, designate or provide an address of such Horizon Shareholder for notices to be given after the Time of Closing.

I.1

Confidentiality

Prior to Closing and, if the Transaction is not completed, at all times thereafter, each of the parties will keep confidential and refrain from using all information obtained by it in connection with the transactions contemplated by this Agreement relating to all other parties, provided however that such obligation shall not apply to any information which was in the public domain at the time of its disclosure to a party or which subsequently comes into the public domain other than as a result of a breach of such party’s obligations under this Section 11.03.  For greater certainty, nothing contained herein shall prevent any disclosure of information which may be required pursuant to Applicable Laws or pursuant to an order in judicial or administrative proceedings or any other order made by any Governmental Authority.

I.2

Assignment

No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other parties, such consent not to be unreasonably withheld, delayed, or conditioned.

I.3

Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, successors and permitted assigns.

I.4

Waiver

No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise expressly provided.

I.5

Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

I.6

Expenses

Each party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting, banking, broker’s, finder’s, consultant’s or other fees or expenses) incurred in connection with the Transaction, including fees and expenses of its representatives incurred at any time in connection with pursuing or consummating the Transaction.

I.7

No Personal Liability

(a)

No director, officer, employee or agent of the Purchaser (in such capacity) shall have any personal liability whatsoever to Horizon or the Horizon Shareholders under this Agreement or any other document delivered in connection with the Transaction on behalf of the Purchaser.

(b)

No director, officer, employee or agent of Horizon (in such capacity) shall have any personal liability whatsoever to the Purchaser, or to the shareholders of the Purchaser under this Agreement or any other document delivered in connection with the Transaction on behalf of Horizon, or the Horizon Shareholders.

I.1

Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

I.2

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Public Announcements

Horizon and the Purchaser shall co-operate with the other in releasing information concerning this Agreement and the transactions contemplated herein, and shall furnish to and discuss with the other drafts of all press and other releases prior to publication.  No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by any party without the prior consent of the other parties, such consent not to be unreasonably withheld, delayed, or conditioned, provided however that, nothing contained herein shall prevent any party at any time from furnishing any information to any Governmental Authority or to the public if so required by Applicable Law.

I.3

Further Assurances

Each party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and take all further action as may be necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated herein.

I.4

Entire Agreement

This Agreement, together with the documents required to be delivered pursuant to this Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties with respect to the subject matter hereof (including, without limitation, the binding letter of intent dated February 17, 2021 entered into by and among the Purchaser and Horizon, as amended on or around March 25, 2021).  There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained in this Agreement and any document delivered pursuant to this Agreement.

I.5

Amendments

No amendment of any provision of this Agreement will be binding on any party unless consented to in writing by such party.

I.6

Severability

In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

I.7

Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to, and not in substitution for, any rights or remedies provided by Applicable Laws. Any single or partial exercise by any party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

I.8

Counterparts

This Agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or any other electronically communicated method, each of which when executed and delivered shall be deemed an original and all of which counterparts together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first above written.

ASTRO AEROSPACE LTD.
By:	/s/Bruce Bent
Name: Bruce Bent
Title: Chief Executive Officer

HORIZON AIRCRAFT INC.
By:	/s/E. Brandon Robinson
Name: E. Brandon Robinson
Title: Chief Executive Officer

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first above written.

TRILLIUM AVIATION CORP.
By:	/s/Marc Hiemstra
Name: Marc Hiemstra
Title: President

__/s/Eric Brandon Robinson________

Eric Brandon Robinson

___/s/Michael Lush_______________

Michael Lush

__/s/Robert Blair Robinson_________

Robert Blair Robinson

__/s/Stewart Lee_________________

Stewart Lee

__/s/Gurcharan Bhogal____________

Gurcharan Bhogal

SCHEDULE “A”

HORIZON SECURITYHOLDERS

1. Voting A Common Shares

Name	Number of Voting A Common Shares
Ecomm Link Ltd.	1,070,600
Robinson Family Ventures Inc.	2,598,741
TOTAL:	3,668,741

2. Voting B Common Shares

Name	Number of Voting B Common Shares
Blair Robinson	75,000
Mike Lush	399,984
Kirk Creelman	118,160
Stewart Lee	136,200
Peter Ferreria	125,000
Jason O’Neill	279,000
Ecomm Link Ltd.	125,000
TOTAL:	1,256,344

3. Non-Voting Common Shares

Name	Number of Non-Voting Common Shares
Stewart Lee	160,000
Gurcharan Bhogal	40,000
TOTAL:	200,000

4. Stock Options

N/A

5. Warrants

N/A

6. Other Convertible Securities

N/A

SCHEDULE “B”

WORKING PROTOTYPE PARAMETERS

(to be attached on the Closing Date)

SCHEDULE “C”

FIRST YEAR BUDGET

(see attached)

SCHEDULE “D”

LOCK-UP AGREEMENT

(Seaview Capital)

(see attached)

SCHEDULE “E”

LOCK-UP AGREEMENT

(Robinson Family Ventures Inc.)

(see attached)

SCHEDULE “F”

LOCK-UP AGREEMENT

(Remaining Horizon Shareholders)

(see attached)

SCHEDULE “G”

ESCROW AGREEMENT

(see attached)

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SCHEDULE “H”

INVESTORS’ RIGHTS AGREEMENT

(see attached)

SCHEDULE “I”

COMPENSATION SHARE ALLOCATION

Name	Allocation
Ecomm Link Ltd.	20.879%
Robinson Family Ventures Inc.	50.681%
Blair Robinson	1.463%
Mike Lush	7.800%
Kirk Creelman	2.304%
Stewart Lee	2.656%
Peter Ferreria	2.438%
Jason O’Neill	5.441%
Ecomm Link Ltd.	2.438%
Stewart Lee	3.120%
Gurcharan Bhogal	0.780%

LEGAL_29637706.5

SCHEDULE “J”

ADDITIONAL ASTRO WARRANT ALLOCATION

(see attached)

SCHEDULE “K”

EMPLOYMENT AGREEMENTS – SUMMARY OF TERMS

Brandon Robinson

Employer:	Astro Aerospace Ltd.
Executive:	Brandon Robinson.
Title:	President.
Salary:

US$275,000 per year, funded 50% through the Operating Escrowed Funds and 50% by the Purchaser from funds other than those contributed to Horizon through the Operating Escrowed Funds or the US$375,000 loaned to Horizon on or prior to the date hereof.

Vacation:	20 days per year.
Severance on Termination by the Employer without Cause or a Termination by the Executive for Good Reason:	Continuation of full salary for a period of six (6) months following termination, and continuation of 50% of salary for six (6) months thereafter.
Non-Compete:	The Executive will be subject to non-competition obligations during the term of employment and for a period of one year thereafter.
Non-Solicit:

The Executive will not, during his employment and for a period of one year following his termination, solicit employees, clients, customers or customer leads or influence suppliers or vendors regarding which the Executive had contact or possesses confidential information to cease doing business with the Employer or to change the terms and conditions upon which such suppliers or vendors conduct their business.

Benefit and Bonus Plan:

If the Employer adopts a bonus and/or benefit plan, then the Executive will have the right to participate generally and on substantially similar terms to an employee having a title similar to the Executive’s.

Governing Law:	Nevada.

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Jason O’Neill

Employer:	Astro Aerospace Ltd.
Executive:	Jason O’Neill.
Title:	Chief Operating Officer.
Salary:	US$190,000 per year, funded through the Operating Escrowed Funds.
Vacation:	15 days per year.
Severance on Termination by the Company without Cause or a Termination by the Executive for Good Reason:	Continuation of full salary for a period of six (6) months following termination, and continuation of 50% of salary for six (6) months thereafter.
Non-Compete:	The Executive will be subject to non-competition obligations during the term of employment and for a period of one year thereafter.
Non-Solicit:

The Executive will not, during his employment and for a period of one year following his termination, solicit employees, clients, customers or customer leads or influence suppliers or vendors regarding which the Executive had contact or possesses confidential information to cease doing business with the Employer or to change the terms and conditions upon which such suppliers or vendors conduct their business.

Benefit and Bonus Plan:

If the Employer adopts a bonus and/or benefit plan, then the Executive will have the right to participate generally and on substantially similar terms to an employee having a title similar to the Executive’s.

Governing Law:	Nevada.